Exhibit 10.28

Execution Version

CONTRIBUTION AND STOCK PURCHASE AGREEMENT

dated as of April 18, 2023

by and among

Anteris Technologies Corporation,

v2vmedtech, inc.,

Dr. Vinayak Bapat,

Urmi Bapat,

Shalaka Bapat,

Susheel Kodali,

Michael McDonald and

Christopher Meduri

CONTRIBUTION AND STOCK PURCHASE AGREEMENT

This Contribution and Stock Purchase Agreement (the “Agreement”), is made and entered in to effective as of April 18, 2023 (the “Effective Date”), by and between Anteris Technologies Corporation, a Minnesota corporation, with a registered business address of 860 Blue Gentian Road, Suite 340, Eagan, MN 55121 (the “Buyer”), v2vmedtech, inc., a Delaware corporation, with a registered business address at 4527 Casco Avenue, Edina, MN 55424 (the “Company”), Dr. Vinayak Bapat (“V. Bapat”) and Urmi Bapat (“U. Bapat”) and together with V. Bapat, collectively the “Owners”, and individually, each referred to herein as an “Owner”). Buyer, the Company and the Owners are sometimes referred to herein each as a “Party”, and collectively, the “Parties”. The Company and the Owners are sometimes referred to herein each as a “Seller Party”, and collectively, the “Seller Parties”. Capitalized terms not defined elsewhere in this Agreement are defined in Article I.

Shalaka Bapat (“S. Bapat”), Susheel Kodali (“Kodali”), Michael McDonald (“McDonald”) and Christopher Meduri (“Meduri”) (together the “Contributing Shareholders”) join this Agreement solely for purposes of Sections 4.5, 5.16(j), 7.2 and 8.3.

RECITALS

WHEREAS, Buyer desires to receive up to 15,545,454 shares of the common stock of the Company (the “Purchased Shares”), and the Company desires to issue the Purchased Shares to Buyer, in exchange for certain contributions by Buyer all upon the terms and conditions set forth in this Agreement;

WHEREAS, V. Bapat is the owner of 3,500,000 shares of the issued and outstanding shares of common stock of the Company, which prior to the Effective date represents 35% of all of the issued and outstanding shares of common stock of the Company;

WHEREAS, U. Bapat is the owner of 2,500,000 shares of the issued and outstanding shares of common stock of the Company, which prior to the Effective Date represents 25% of all of the issued and outstanding shares of common stock of the Company; and

WHEREAS, in consideration of the direct and indirect benefits accruing to the Owners by reason of the transaction contemplated herein, and to induce Buyer to purchase the Purchased Shares, the Owners agree to be a party to this Agreement and to make certain representations and warranties as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

Definitions

1.1           Defined Terms. The following terms shall have the meanings specified in this Section 1.1:

“Affiliate” shall mean a Person that, directly or indirectly, is controlled by, controls or is under common control with, another Person. As used in the preceding sentence, “control” shall mean (a) the ownership of more than 50% of the voting securities or other voting interest of any Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business” shall mean the business of the Company as of the Closing, including, the development and commercialization of the Technology.

“Business Day” shall mean any day except Saturday, Sunday or any other day on which commercial banks located in Minneapolis, Minnesota are authorized or required by Law to be closed for business.

“Buyer Fundamental Representations” shall mean, collectively, the representations and warranties set forth in Section 6.1 (Due Formation), Section 6.2 (Authority, Power and Enforceability), Section 6.3 (No Violations and Consents), Section 6.4 (Brokers), and Section 6.6 (Sufficiency of Funds).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Columbia” shall mean the Trustees of Columbia University in the City of New York.

“Columbia License” shall mean the Exclusive License Agreement dated March 31, 2022 between the Company and Columbia, as amended by that side letter agreement between the Company and Columbia dated as of December 8, 2022.

“Company Formation Expenses” shall mean the Company’s reasonable legal and other out of pocket expenses incurred prior to the date hereof related to the formation of the Company, and the negotiation and execution of the Columbia License, and other general corporate expenses.

“Company Transaction Expenses” shall mean all reasonable fees, costs and expenses payable by or on behalf of the Company related to the negotiation, execution and delivery of the Term Sheet and the Transaction Documents, as well as the consummation of the transactions contemplated thereby, that are incurred by or on behalf of, or charged to the Company, including all accounting, legal, financial, broker and other advisory and consulting fees, and other amounts that may become payable by the Company in connection with the negotiation, execution and delivery of the Term Sheet and the Transaction Documents or the consummation of the transactions contemplated by the Term Sheet and the Transaction Documents.

“Control” means, with respect to any Intellectual Property, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue or otherwise, to grant an exclusive license, sublicense or other right to or under such Intellectual Property without violating the terms of any agreement or other arrangement with any third party.

“Employee Benefit Plan” shall mean collectively, each employee welfare benefit plan as defined in Section 3(1) of ERISA, each employee pension benefit plan as defined in Section 3(2) of ERISA, and each other material program, plan, policy, agreement or arrangement that provides the right to one or more benefits or compensation, including any bonus, commission, incentive, severance, change of control, stock or other equity or equity based (such as phantom stock or stock appreciation rights), profit sharing, retirement or other deferred, health, welfare, fringe, paid-time-off, or vacation benefits or compensation for the benefit of any current or former officer, employee, director, retiree, independent contractor or any spouse, dependent or beneficiary thereof whether or not such Employee Benefit Plan is or is intended to be (a) arrived at through collective bargaining or otherwise, (b) funded or unfunded, (c) covered or qualified under the Code, ERISA, or other applicable Law, (d) set forth in an employment agreement or consulting agreement or (e) written or oral.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, each entity, trade or business that is, along with such Person, part of the controlled group of corporations, trades or businesses under common control within the meaning of Sections 414(b), (c), (m) or (o) of the Code, or that is a member of the same “controlled group” with such Person pursuant to Section 4001(a)(14) of ERISA.

“FIH” shall mean the first use in one cohort of patients in an early feasibility study or clinical trial conducted anywhere in the world.

“Fully-Diluted Basis” “Fully-Diluted Basis” shall mean that the total number of outstanding shares of Common Stock shall be calculated to include, in addition to such outstanding shares, (i) the shares of Common Stock issuable upon exercise, exchange and/or conversion of all of the following securities (collectively, “Common Stock Equivalents”): all (A) securities convertible into or exchangeable for Common Stock, whether or not then convertible or exchangeable (collectively, “Convertible Securities”), (B) subscriptions, rights, options and warrants to acquire shares of Common Stock, whether or not then exercisable (collectively, “Options”), and (C) securities convertible into or exchangeable or exercisable for Options or Convertible Securities and any such underlying Options and/or Convertible Securities, in each case, whether or not then convertible, exchangeable and/or exercisable, and (ii) the maximum number of shares of Common Stock, whether in the form of such shares or Common Stock Equivalents, issued or issuable to management, employees or consultants of the Company pursuant to any equity plan or otherwise, including the full capacity of any such plan, whether reserved or otherwise allocated or taken into account in the pricing of any securities (“Equity Allocations”). The foregoing definitions of “Fully Diluted Basis,” “Common Stock Equivalents.” “Convertible Securities,” “Convertible Debt,” “Options,” and “Equity Allocations” shall also be deemed to include, on a Common Stock equivalent basis, all securities and rights that are economically similar to, or defined with reference to, capital stock or Common Stock Equivalents (including, without limitation, any phantom stock, stock appreciation rights, restricted stock units or other such rights), in each case, whether or not then convertible, exchangeable and/or exercisable, but shall exclude shares or any other Common Stock Equivalents the issuance of which are conditioned upon achievement of the Funding Threshold (as such term is defined in the Shareholder Agreement).

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time, consistently applied.

“Governmental Authority” shall mean individually, and “Governmental Authorities” means collectively any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature; (d) multi-national organization or body; or (e) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or Taxing Authority or power of any nature.

“Indebtedness” shall mean any of the following Liabilities (including any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses and other amounts that would be payable in connection therewith) (a) all Liabilities of the Company for borrowed money; (b) all other Liabilities of the Company under derivatives, collars, caps, swap or exchange agreements, and other similar hedging obligations; (c) all Liabilities of the Company created or arising under any conditional purchase or other title retention agreement with respect to property acquired by the Company; (d) all Liabilities of the Company secured by a Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien; (e) all obligations under leases that have been or must be, in accordance with GAAP, recorded as capital leases; (f) Liabilities of the Company under securitization or receivables factoring arrangements or transactions; (g) any Liabilities of the Company for the deferred purchase price of property, goods or services (other than trade payables incurred in the Ordinary Course of Business); (h) all Liabilities of the Company under or in connection with letters of credit or bankers’ acceptances (to the extent drawn), performance bonds, sureties or similar obligations (including purchase money obligations); (i) all Liabilities for underfunded employee pension benefit plans; (j) accrued but unpaid Taxes; and (k) all Liabilities referred to above that are directly or indirectly guaranteed by the Company or that the Company has agreed (contingently or otherwise) to purchase or otherwise assume or in respect of which it has otherwise assured a creditor against loss.

“Indemnified Party” shall mean the Buyer Indemnitee or the Seller Indemnitee, as applicable.

“Indemnifying Party” shall mean the Seller Indemnifying Party or the Buyer Indemnifying Party, as applicable.

“Initial Shareholders” shall mean V. Bapat, U. Bapat, Columbia, Shalaka Bapat, Susheel Kodali, Michael McDonald, and Christopher Meduri.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (a) patents, patent applications and patent disclosures (including divisions, continuations, and continuations-in-part, and reissues); (b) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) registrations and applications for any of the foregoing; (e) Trade Secrets, Confidential Information, know-how, inventions, technical information, proprietary manufacturing information, customer lists, vendor lists, drawings and designs (including any of the foregoing relating to machinery, equipment, tools, dies, molds, spare and repair parts, and jigs); (f) computer software (including source code, executable code, and documentation) and databases; (g) copies and tangible embodiments of the foregoing; and (h) all other intellectual or industrial property rights.

“Intellectual Property Agreements” shall mean all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which the Company is a party, beneficiary or otherwise bound.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean the actual knowledge of V. Bapat, Kodali, McDonald and Meduri as to the existence or absence of a fact or circumstance of which such Person should be aware after reasonable inquiry.

“Law” shall mean any law (including common law), statute, regulation, ordinance, rule, order, consent decree, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed with by any Governmental Authority.

“Liabilities” shall mean any and all debts, deficiencies, Taxes, penalties, assessments, fines, claims, causes of action, Losses, fees, costs, expenses, liabilities, obligations and other commitments of any kind or nature, whether asserted or unasserted, direct or indirect, unaccrued or fixed, absolute or contingent, matured or unmatured, known or unknown, liquidated or unliquidated, and whether or not determined or determinable or due or to become due, including those arising under any Law, Proceeding, Order or Contract.

“Lien” shall mean any mortgage, right of first refusal, lien (statutory or otherwise), charge, restriction, pledge, security interest, hypothecation, Tax (including foreign, federal, state and local Tax), option, lease or sublease, license or sublicense, claim, right of any third party, covenant, right of way, easement, encroachment, encumbrance, or Order (including any conditional sale or other title retention agreement), any assignment or deposit arrangement in the nature of a security device or any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, or any subordination agreement in favor of another Person.

“Losses” shall mean losses, debt, Liability, demand, interest, assessments, diminution in value of assets, claim, action, cause of action, deficiency, fine, obligation, Tax, interest, penalty, and cost and expense whether or not arising out of third party claims (including reasonable attorneys’, accountant’s and consultant’s fees and expenses incurred in investigating, preparing, defending against, or prosecuting any litigation or claim, action, suit, proceeding, or demand and all amounts paid in defense or settlement of any of the foregoing and the enforcement of any rights hereunder), excluding all punitive, incidental or consequential damages other than those paid or awarded to a third party.

“Material Adverse Effect” shall mean any fact, occurrence, event, circumstance, change, or effect, that, individually or in the aggregate with all other events, circumstances, changes or effects, does or would reasonably be expected to have a materially adverse impact on (a) the business, results of operations, properties, assets or Liabilities (including contingent Liabilities) of the Company or the Business; provided, however, that “Material Adverse Effect” for purposes of subsection (a) shall not include facts, occurrences, events, circumstances, changes or effects to the extent caused by or resulting from (i) conditions affecting generally the industry in which the Company operates, to the extent they do not have a disproportionately adverse effect on the Business, (ii) changes in U.S. economic or political conditions or financial or securities markets generally, including the outbreak or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, to the extent such changes do not have a disproportionately adverse effect on the Business, and (iii) any change in Law or GAAP, to the extent such changes do not have a disproportionately adverse effect on the Business, or (b) the ability of Seller Parties to perform their obligations under the Transaction Documents or to consummate the transactions contemplated by the Transaction Documents.

“Order” means any award, injunction, judgment, decree or writ, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by any Governmental Authority of competent jurisdiction.

“Ordinary Course of Business” shall mean the ordinary course of business of the Company, consistent with past practice, including with regard to nature, frequency and magnitude.

“Organizational Documents” shall mean the articles or certificate of incorporation, organization, or formation, bylaws, limited liability company agreement, partnership agreement or other governing documents of an entity.

“Patent” shall mean the first patent issued by the USPTO that claims priority to the Patent Application.

“Patent Application” shall mean that non-provisional patent application filed with the USPTO and claiming priority to Methods for Heart Valve Repair, PCT/US/2020/012808.

“Permit” shall mean any authorization, approval, consent, license, exemption, registration or permit or any waiver of any of the foregoing or similar documents or instruments, of or from, or to be filed with or delivered to, any Governmental Authority or regulatory authority.

“Permitted Liens” shall mean the following: (a) Liens for Taxes and assessments not yet due and payable for which adequate reserves have been established in accordance with GAAP; (b) Liens for Taxes, assessments and charges and other claims, the validity of which the Company is contesting in good faith and for which reserves have been established and maintained in accordance with GAAP; (c) non-exclusive licenses to Intellectual Property entered into the Ordinary Course of Business; and (d) mechanic’s, construction and materialmen’s Liens for construction or repairs in progress and not yet due and payable.

“Person” shall mean any natural person, corporation, limited liability company, partnership, joint venture, trust, association or other unincorporated entity of any kind, including a Governmental Authority.

“Project” shall mean the development of the Technology for transcatheter edge-to- edge repair of the mitral valve.

“Related Person” shall mean (a) with respect to any Person who is an individual (i) such Person’s spouse, children (whether natural or adopted), parents and their children and any spouse of the foregoing persons (collectively, “Relatives”), (ii) the trustee, fiduciary or personal representative of such Person and any trust for the benefit of such Person or such Person’s Relatives or (iii) any Person the governing instruments of which provide that such Person shall have the power to direct the management and policies of such entity including voting and disposition of investments and of which the sole owners of partnership interests, membership interests or any other equity interests are, and shall remain, limited to such Person and such Person’s Relatives and (b) with respect to any Person that is an entity, such entity’s officers, managers and directors.

“Seller Parties Fundamental Representations” shall mean, collectively, the representations and warranties set forth in Sections 4.1 (Authority), 4.3 (Broker’s Fees), 4.5 Assignment and Contribution of Assets; 5.1 (Due Formation and Qualification; Equity Interests), 5.2 (Authority), 5.3 (Capitalization), 5.5 (No Violations and Consents), 5.6 (Brokers), 5.16 (Intellectual Property), and 5.19 (Taxes).

“Tax Returns” shall mean any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including any consolidated, combined or unitary return or other document (including any related or supporting information or any certificate, schedule or attachment thereto and any amendment thereof), filed with or required to be filed with any Taxing Authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the laws relating to any Tax.

“Taxes” shall mean all taxes, duties (including custom duties), levies, deficiencies or other assessments of any kind whatsoever, including income, gross receipts, net proceeds, capital gains, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, harmonized sales, value added, stamp, leasing, lease, user, transfer, land transfer, fuel, escheat or unclaimed property liability, excess profits, occupational, interest equalization, windfall profits, license, employer health, payroll, environmental, capital stock, disability, severance, estimated, employee’s income withholding, other withholding, unemployment and Social Security taxes, employment insurance, health insurance and other government pension plan premiums or contributions that are imposed by any Taxing Authority, whether disputed or not, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Taxing Authority” shall mean any Governmental Authority having any responsibility (including administrative responsibility) for (a) the determination, assessment or collection or payment of any Tax, (b) the administration, implementation or enforcement of or compliance with any Law relating to any Tax or (c) the determination of any exemption, exclusion or other reduction of any Tax.

“Technology” shall mean clips for treatment of regurgitation of the mitral valve and the tricuspid valve, and transcatheter delivery mechanism therefor.

“Term Sheet” shall mean that certain Term Sheet between the Buyer and the Company dated as of July 21, 2022.

“Trade Secret” means anything that would constitute a “trade secret” under applicable Law.

“Tranche One Purchased Shares” shall mean 4,384,615 shares of the Common Stock of the Company.

“Tranche Two Purchased Shares” shall mean 11,160,839 shares of the Common Stock of the Company.

“Transaction Documents” shall mean this Agreement, the Shareholder Agreement, the Development Agreement and the Services Agreements together with such other instruments, documents, agreements and certificates contemplated by this Agreement or entered into in connection with the transactions contemplated hereby.

“USPTO” means the United States Patent & Trademark Office.

ARTICLE II

Purchase; Contribution; and Other Related Matters

2.1           Purchase of Purchased Shares.

(a)            Tranche One Purchased Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Initial Closing (as defined below), the Company shall issue, sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Company, all of the right, title, and interest of the Company in and to the Tranche One Purchased Shares free and clear of all Liens.

(b)            Tranche Two Purchased Shares. After the Initial Closing and upon achievement of the Funding Threshold (as such term is defined in the Shareholder Agreement), the Company will issue, sell, transfer, convey, assign and deliver the Tranche Two Purchased Shares to the Buyer, and the Buyer will purchase, acquire and accept from the Company all of the right, title and interest of the Company in and to the Tranche Two Purchased Shares free and clear of all Liens.

2.2           Contribution. The contribution to be made by Buyer to the Company for the Purchased Shares (the “Contributions”) will be as follows:

(a)            Company Formation Expenses, not to exceed $63,000, plus

(b)            Company Transaction Expenses, not to exceed $150,000, plus

(c)            the Development Contributions (as defined below), plus

(d)            the Development Costs (as defined below).

2.3           Closing Payments. Subject to the conditions set forth in this Agreement, at the Initial Closing:

(a)            Company Formation Expenses. Buyer shall pay or cause to be paid on behalf of the Company, the Company Formation Expenses pursuant to invoices or payoff letters in form and substance acceptable to Buyer.

(b)            Company Transaction Expenses. Buyer shall pay or cause to be paid on behalf of the Company, the Company Transaction Expenses pursuant to invoices or payoff letters in form and substance acceptable to Buyer.

2.4           Development Contributions. Subject to the conditions set forth in this Agreement, following the Initial Closing, the Buyer will contribute a minimum of $3,600,000 and a maximum of $8,000,000 in cash and in kind contributions to the Company as more fully described in Exhibit A attached hereto (the “Development Contributions”).

2.5           Break Rights. In the event that the Buyer determines to discontinue additional Contributions, the Parties shall have the following rights and obligations:

(a)            The Buyer will pay the Company a break fee as provided in the table below, and shall thereafter have no further obligation to make additional Contributions to the Company:

Discontinuation Timing	Break Fee
Prior to completion of Stage 1	$200,000
After completion of Stage 1 and prior to completion of Stage 2	$400,000
After completion of Stage 2 and prior to completion of Stage 3	$600,000
After completion of Stage 3 and prior to completion of Stage 4	$800,000
After completion of Stage 4 and prior to completion of Stage 5	$1,000,000

Any break fee payable to the Company by Buyer will be used for further development of the Technology.

(b)            The Initial Shareholders shall have the option to either (1) acquire all of the Buyer’s interests in the Company for a purchase price equal to the Buyer’s aggregate Contributions at such time, or (2) reduce the Buyer’s equity interest in the Company on a Fully-Diluted Basis to the percentage provided below:

Discontinuation Timing	Ownership Interest
Prior to completion of Stage 1	2%
After completion of Stage 1 and prior to completion of Stage 2	4%
After completion of Stage 2 and prior to completion of Stage 3	6%
After completion of Stage 3 and prior to completion of Stage 4	8%
After completion of Stage 4 and prior to completion of Stage 5	10%

For the avoidance of doubt, upon completion of Stage 5, no further Contributions shall be owed, the break fee shall no longer apply, and the Buyer’s rights to the Purchased Shares shall be fully vested.

2.6            Patent Application Rejection. If the Patent Application does not result in a granted Patent, the Company shall reimburse the Buyer for all Contributions made by Buyer for payment of fees and expenses related to the prosecution of the Patent Application and negotiation and performance of the License Agreement.

ARTICLE III

Closing and Closing Date Deliveries

3.1           Closing.

(a)            The initial closing of the contribution, sale, and purchase of the Tranche One Purchased Shares and the transactions relating thereto (the “Initial Closing”), shall take place remotely via electronic exchange of documents on the Effective Date. In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified. The date of the Closing is referred to as the “Closing Date.” The effective time of the Closing is 12:01 a.m., Central Time, on the Closing Date (the “Effective Time”).

(b)            At each Closing, the Company shall deliver to Buyer a certificate representing the Purchased Shares being acquired at such Closing.

3.2           Closing Deliveries by the Seller Parties. At the Initial Closing, the Seller Parties shall deliver to the Buyer, in each case in form and substance reasonably satisfactory to the Buyer:

(a)            a certificate from the Secretary of the Company certifying as to correct and complete copies of (i) the Company’s Organizational Documents, and (ii) resolutions of the shareholders and the board of directors of the Company authorizing the taking of any and all actions reasonably necessary to consummate the transactions contemplated hereunder;

(b)            all consents, approvals or authorizations from third parties required hereunder;

(c)            certificates evidencing the good standing of the Company in its jurisdiction of incorporation and each other jurisdiction in which it is qualified to do business, within five (5) days of the Closing Date;

(d)            evidence of filing with the Delaware Secretary of State of the State of Delaware an amendment to the Company’s Certificate of Incorporation that authorizes additional shares of the Company’s common stock sufficient to issue the Purchased Shares and shares to McDonald in accordance with Section 2.6 of the Shareholder Agreement (as defined below);

(e)            invoices or payoff letters for all of the Company Formation Expenses and Company Transaction Expenses to be paid at Closing as set forth in Section 2.2(a) and (b);

(f)             the Services Agreements between the Company and each of McDonald, V. Bapat and Kodali (the “Services Agreements”), duly executed by the parties thereto;

(g)            a Shareholder Agreement substantially in the form attached hereto as Exhibit B, (the “Shareholder Agreement”), duly executed by the Company and the Initial Shareholders;

(h)            a Development Agreement, substantially in the form attached hereto as Exhibit C (the “Development Agreement”), duly executed by the Company;

(i)             an Intellectual Property Assignment Agreement for the assignment of the Intellectual Property set forth on Schedule 3.2(i), duly executed by each of V. Bapat and McDonald;

(j)             a side letter agreement that includes a waiver of rights in respect of the transaction, duly executed by Columbia; and

(k)            such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request.

3.3           Closing Deliveries by the Buyer. At the Initial Closing, the Buyer shall deliver to the Company, in each case in form and substance reasonably satisfactory to the Company:

(a)            the payments to be delivered by the Buyer pursuant to Section 2.2(a) and (b);

(b)            the Shareholder Agreement, duly executed by the Buyer

(c)            the Development Agreement, duly executed by Buyer; and

(d)            such other documents relating to the transactions contemplated by this Agreement as the Company may reasonably request.

ARTICLE IV

Representations and Warranties of the Owners

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Owner, and solely with respect to Section 4.5 each Contributing Shareholder, severally and not jointly represents and warrants to Buyer as follows:

4.1           Authority. Owner has the full power and authority to enter into each Transaction Document to which Owner is a party, and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Owner of each Transaction Document to which the Owner is a party has been duly and validly authorized and approved by all necessary action on the part of the Owner. Each of the Transaction Documents to which the Owner is a party are a legal, valid, and binding obligation of the Owner enforceable against the Owner in accordance with its terms; except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

4.2           No Violations and Consents.

(a)            Except as set forth in Schedule 4.2, the execution, delivery and performance of each Transaction Document by Owner does not and shall not (i) conflict with, result in any violation of, or constitute a default under, any Law applicable to such Owner; (ii) result in the creation of any Lien upon any of Owner’s assets or equity; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, Contract, lease, license, instrument, or other material arrangement to which Owner is a party or by which such Owner is bound or to which the assets of such Owner are subject.

(b)            Except as set forth in Schedule 4.2, the execution, delivery and performance of each Transaction Document by Owner, or the consummation by Owner of the transactions contemplated therein, do not, and the performance by Owner of its obligations thereunder will not, require any consent, approval, order, or authorization of or from, or registration, notification, declaration, or filing with any Person, including without limitation, any Governmental Authority.

4.3           Brokers’ Fees. Owner has not incurred or will incur any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.4           Litigation. There are no Proceedings pending or, to the Knowledge of the Owner, threatened by, against, relating to, or involving the Owner, that challenge or seek to prevent, enjoin or otherwise delay the transaction or that could adversely affect the Owner’s ability to perform his obligations under the Transaction Documents, or that otherwise relate to the transactions contemplated by this Agreement.

4.5           Assignment and Contribution of Assets.

(a)            Other than the Columbia License, the Owner or Contributing Shareholder has irrevocably assigned and contributed to the Company any and all of his right, title and interest to all Intellectual Property used in or necessary for the Business as currently conducted. Owner or Contributing Shareholder is not aware of any third party who has any right, title, or interest in the Technology.

(b)            The Owner or Contributing Shareholder has no, and will have no, economic interest in any competing product of the Technology or the Business of the Company.

ARTICLE V

Representations and Warranties of the Company

As a material inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Buyer as follows:

5.1           Due Formation and Qualification; Equity Interests.

(a)            The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of Delaware. The Company has the requisite corporate power and authority to own, lease and operate the properties and assets now owned, leased or operated by it and to carry on its Business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such licensing or qualification is necessary by virtue of the properties leased by it and the operation of the Business.

(b)            Except as set forth on Schedule 5.1(b), the Company does not own, directly or indirectly, any equity, membership, ownership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, ownership, partnership or similar interest in, any nonprofit corporation, corporation, partnership, limited partnership, limited liability company, joint venture, trust, other business association, entity or other Person.

(c)            The Company is not in default under or in violation of any provision of its Organizational Documents. The minute books containing the records of meetings of the board or other governing authority of the Company and the shareholders, and the ownership records of the Company, which have previously been furnished to the Buyer, are correct and complete.

5.2           Authority. The Company has the full power and authority to enter into each Transaction Document to which it is a party, and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of each Transaction Document to which it is a party has been duly and validly authorized and approved by all necessary action on the part of the Company. Each of the Transaction Documents to which the Company is a party is a legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms; except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a Proceeding at law or in equity). All corporate actions taken by the Company in connection with the Transaction Documents have been duly authorized.

5.3           No Violations and Consents.

(a)            Except as set forth in Schedule 5.3, the execution, delivery and performance of each Transaction Document does not and shall not (i) conflict with, result in any violation of, or constitute a default under, the Company’s Organizational Documents or any Law applicable to the Company; (ii) result in the creation of any Lien upon any of the Company’s assets or equity; (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, Contract, lease, license, instrument, or other material arrangement to which the Company is a party or by which the Company is bound or to which the assets of the Company are subject; or (iv) trigger any rights of first refusal or rights of first offer to lease or purchase or purchase options with respect to the Company’s equity securities, or the Business.

(b)            Except as set forth in Schedule 5.3, the execution, delivery and performance of each Transaction Document by the Company, or the consummation by the Company of the transactions contemplated therein, do not, and the performance by the Company of its obligations thereunder will not, require any consent, approval, order, or authorization of or from, or registration, notification, declaration, or filing with any Person, including without limitation, any Governmental Authority.

5.4           Capitalization. The authorized shares of the Company consist of 26,573,426 shares of common stock, of which 10,230,769 are issued and outstanding (the “Issued Shares”). All of the Issued Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record by the Persons set forth on Schedule 5.4(a). The Issued Shares (a) were not issued in violation of any preemptive rights, rights of first refusal or similar rights of any Person, and (b) were offered, sold, issued and delivered in compliance with applicable federal and state securities Laws. Except as set forth on Schedule 5.4(b), there are no outstanding or authorized subscriptions, calls, options, warrants, preemptive rights, purchase rights, phantom stock or other contracts, commitments, understandings, restrictions, arrangements, rights including any rights plan, and any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue, deliver, or sell, or cause to be issued, delivered or sold, additional equity interests of the Company, respectively, or obligating the Company to grant, extend, or enter into any such agreement or commitment. There are no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to the Company or any other equity securities or securities containing any equity features of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the equity interests of the Company.

5.5           Purchased Shares. The Purchased Shares issued to the Buyer hereunder, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and, assuming the accuracy of the representations of the Buyer, issued in compliance with the Securities Act of 1933, as amended (the “Securities Act”) and other federal and state securities laws, free from any encumbrance (other than as set forth in the Shareholders’ Agreement), preemptive or similar rights. The rights, privileges and preferences of all Common Stock of the Company are as stated in the Company’s Certificate of Incorporation and the Shareholders’ Agreement.

5.6           Brokers. The Company has not incurred and will not incur any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.7           Ownership and Condition of the Company’s Assets. The Company has no owned or leased items of tangible personal property.

5.8           Contracts. Schedule 5.8 sets forth a true and complete list of all contracts, written or oral, to which the Company is a party as of the date hereof, including the Inventor Agreements (as defined below) (the “Contracts”). Each Contract is (i) a valid and binding obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto; (ii) in full force and effect and constitutes a legal, valid, binding agreement. The Company has and, to the Knowledge of the Company, each other party thereto has, performed all obligations required to be performed by it under each Contract and is not (with or without the lapse of time or the giving of notice, or both) in breach or default or alleged to be in breach or default thereunder in any material respects. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute material default under any Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Buyer has heretofore been provided access to true and correct copies of all written Contracts (and a true and correct written description of all oral Contracts is set forth on Schedule 5.8), together with all amendments, exhibits, attachments, waivers or other changes thereto.

5.9           Financial Statements. The Company has delivered to the Buyer all financial information reasonably requested by the Buyer.

5.10         Absence of Undisclosed Liabilities. Except as disclosed on Schedule 5.10, the Company has no Liability or obligation (whether absolute, accrued, contingent or otherwise), except executory Liabilities under Contracts of the Company (other than Liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach).

5.11         Absence of Certain Changes, Events and Conditions. Since formation, the Company has conducted the Business only in the Ordinary Course of Business, and the Company has not experienced any event or condition, and no event or condition is threatened, that, individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, since formation, except as set forth on Schedule 5.11, the Company has not:

(a)            amended its Organizational Documents;

(b)            purchased, sold, leased, licensed, mortgaged, pledged or otherwise acquired or disposed of or suffered to be made subject to any Liens any properties, rights or assets;

(c)            made any material capital investment in, any loan to, or any acquisition of (by merger, consolidation, acquisition of securities or assets, or by any other manner), in a single transaction or a series of related transactions, any other Person or business or division thereof (other than credit terms extended in the Ordinary Course of Business);

(d)            incurred, assumed, modified or entered into a guarantee of any Indebtedness;

(e)            suffered any material Loss or waived any rights of material value;

(f)             made any single, or group of related, capital or operating expenditure(s) in excess of $25,000 in the aggregate;

(g)            made any material change in the accounting, Tax or auditing methods, principles, policies or practices;

(h)            (1) made, changed or revoked any Tax election, (2) prepared or filed any income or other Tax Return unless such Tax Return shall have been prepared or filed in a manner consistent with past practice, (3) filed any amended Tax Return, (4) settled or compromised any Tax claim or Liability or entered into a settlement, closing or compromise agreement relating to Tax, or (5) surrendered any right to claim a refund, offset or other reduction in Tax Liability;

(i)             entered into, materially amended, terminated or allowed to terminate, expire or lapse any Contract, any Contract that would constitute a Material Contract, or any license, except for such Contracts or Permits that expired in the Ordinary Course of Business by their terms;

(j)             paid, discharged, settled or satisfied any Proceedings, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than for an amount less than $30,000 per occurrence and $60,000 in the aggregate;

(k)            paid trade or account payables other than in the Ordinary Course of Business or delayed or postponed the payment of any trade or accounts payable or any other Liability or agreed or negotiated with any Person to extend the payment date of any trade or accounts payable or accelerated the collection of (or discounted) any accounts or notes receivable (whether billed or unbilled);

(l)             had event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(m)           transferred, assigned, sold or otherwise disposed of any assets, except for the sale of Inventory in the Ordinary Course of Business;

(n)            cancelled any debts or claims or amended, terminated or waived any rights constituting assets, except in the Ordinary Course of Business;

(o)            sold, transferred, assigned or granted any license or sublicense under or with respect to any Intellectual Property or Intellectual Property Agreements;

(p)            abandoned or caused the lapse of or failed to maintain in full force and effect any Intellectual Property registration for Owned Intellectual Property, or failed to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Intellectual Property assets, or disclosed any proprietary information with respect to the Business (except pursuant to reasonable nondisclosure agreements);

(q)            adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r)             purchased, leased or otherwise acquired the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $30,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the Ordinary Course of Business consistent with past practice;

(s)             issued any of its equity securities, securities convertible into its equity securities, or warrants, options, or other rights to acquire its equity securities;

(t)             declared or made any payment or distribution of cash or other property to the Owners or other equityholders of the Company with respect to its equity securities, or purchased or redeemed any of its equity securities; or

(u)            agreed or consented to do any of the foregoing.

5.12         Insurance. Since the Company’s inception, it has not maintained and does not currently maintain any policies of insurance, including any property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance.

5.13         Real Property. The Company does not own any real property and is not a party to any lease with respect to real property.

5.14         Litigation. (a) There are no actions, suits, charges, complaints, claims, arbitrations, investigations, inquiries, audits or proceedings (including any arbitration proceedings) (collectively, “Proceedings”) pending or, to the Company’s Knowledge, threatened, against or by, or affecting the Company or any of its assets or properties or the Business, at law or in equity, or before or by any Governmental Authority, or by any other Person, (b) the Company is not a party to or bound by any Order that affects the Company, the Company’s assets and (c) since its formation, there have not been any Proceedings against the Company, or the Owners that relate to the Business or the Purchased Shares at law or in equity. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any Proceeding.

5.15         Compliance with Laws. The Company is, and has been, in material compliance with all applicable Laws. No notices have been received by, no claims have been filed or, to the Company’s Knowledge, threatened against and no investigations are ongoing or threatened with respect to the Company, the Owners or the Business alleging violation of any Laws.

5.16         Intellectual Property.

(a)            The Company exclusively owns or has a valid and enforceable license to use all of the Intellectual Property used in or necessary for the conduct of the Business as currently conducted, including all Intellectual Property of the Owners and Contributing Shareholders used in or necessary for the Project, (collectively, the “Company Intellectual Property”), free and clear of all Liens other than Permitted Liens.

(b)            All Company Intellectual Property owned or purported to be owned by the Company is hereinafter referred to as “Owned Intellectual Property.” Schedule 5.16(b) lists each item of Owned Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction. The Company exclusively owns all right, title, and interest in and to the Owned Intellectual Property set forth on Schedule 5.16(b). To the Company’s Knowledge, all Owned Intellectual Property is valid and enforceable and has been obtained and maintained in material compliance with all Laws, and there are no pending or, to the Company’s Knowledge, threatened legal challenges or proceedings challenging its validity. The Company has taken reasonable steps to maintain and enforce the Owned Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons involved in the development of Company Intellectual Property to execute written non-disclosure agreements.

(c)            All the Company Intellectual Property that is owned by a third party but used, accessed, licensed, sold or sublicensed by the Company in connection with the Business is hereinafter referred to as “Licensed Intellectual Property.” Schedule 5.16(c)(i) lists all Licensed Intellectual Property. Except as set forth in Schedule 5.16(c)(ii), no royalties or fees are payable by the Company to any Person for use of the Licensed Intellectual Property. Except as set forth in Schedule 5.16(c)(iii), neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Owned Intellectual Property or Licensed Intellectual Property. The Company is not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Owned Intellectual Property or Licensed Intellectual Property.

(d)            The Owned Intellectual Property and to the Company’s Knowledge, the Licensed Intellectual Property, each as currently owned, licensed or used by the Company, and the Company’s conduct of the Business as currently and formerly conducted, in each case do not infringe, violate or misappropriate the Intellectual Property of any Person. There are no pending actions (including any opposition, cancellation, revocation, review, or other proceeding), or to the Company’s Knowledge, threatened (including in the form of offers to obtain a license), and with respect to subparts (i) and (ii), the Company has not received any written communications, (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Owned Intellectual Property or the Company’s right, title, or interest in or to any Owned Intellectual Property; or (iii) by the Company, or by the owner of any Licensed Intellectual Property that is Controlled in whole or in part by the Company alleging any infringement, misappropriation, or other violation by any Person of the relevant Company Intellectual Property. The Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such action.

(e)            The Company has never received a notice alleging that the Company has infringed any Intellectual Property of any third party.

(f)             To the Company’s Knowledge, no Person has infringed, violated or misappropriated any Owned Intellectual Property or any Licensed Intellectual Property that is Controlled in whole or in part by the Company.

(g)            The Columbia License is a valid and binding obligation of the Company and, to the Company’s Knowledge, Columbia. The Columbia License is in full force and effect and constitutes a legal, valid, binding agreement. The Company has, and to the Company’s Knowledge, Columbia has performed all obligations required to be performed by it under the Columbia License and the Company is not in breach or default or, to the Company’s Knowledge, alleged to be in breach or default thereunder in any material respects. The Company has not assigned, delegated, or otherwise transferred to any Person any of its rights under the Columbia License.

(h)            Schedule 5.16(h) sets forth a correct, current, and complete list of all Intellectual Property Agreements other than the Columbia License. The Buyer has heretofore been provided access to true and correct copies of all such Intellectual Property Agreements, together with all amendments, exhibits, consents, waivers or other changes thereto. Except as set forth in Schedule 5.16(h), no consent, permission, waiver or approval is required to be obtained from, and no penalty, assessment or special payment is required to be paid to, and no notice is required to be sent to, any third party or Governmental Authority in order to preserve for the Buyer the benefits of the Intellectual Property Agreements after the consummation of the transactions contemplated by this Agreement.

(i)             Other than the Columbia License, the Company has entered into written contracts with any individual who is or was involved in or has contributed to the creation or development of any Intellectual Property on behalf of the Company or in collaboration with the Owners with respect to the Technology whereby such individual (i) acknowledges the Company’s exclusive ownership of all Intellectual Property created, or developed by such individual; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such individual may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law (the “Inventor Agreements”).

(j)             Other than the Owned Intellectual Property or as licensed to Company under the Columbia License, Schedule 5.16(j) sets forth all patent applications, granted patents, or invention disclosures of the Owners and the Contributing Shareholders necessary for or intended to be used for the Project (the “Owner Inventions”). Owners and Contributing Shareholder covenant to assign all Owner Inventions to the Company as of the Closing Date.

5.17         Labor and Employment Matters. Neither the Company, nor its Affiliates, currently has or has previously had any employees or independent contractors.

5.18         Employee Benefit Matters. The Company, and its ERISA Affiliates, do not currently and have not previously maintained, sponsored, or contributed to any Employee Benefit Plan.

5.19         Taxes.

(a)            All Tax Returns that the Company was required to file have been duly and timely filed. All such Tax Returns properly reflect all Liabilities for Taxes for the periods covered by such Tax Returns and otherwise are true, correct and complete in all material respects and have been prepared in compliance with all applicable Laws.

(b)            All Taxes due and payable by the Company or with respect to the Company’s income, assets or operations, whether or not shown on any such Tax Return, have been timely paid in full. There are no Liens (other than Permitted Liens) on the Company’s assets in connection with any failure (or alleged failure) to pay any Tax. No Taxing Authority is in the process of imposing any Liens for Taxes on any of the Company’s assets.

(c)            The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(a)            There is no action, suit, proceeding, investigation, audit or claim now pending with respect to any Tax with respect to the Company.

(b)            The Company has timely and properly collected, withheld and remitted to the Taxing Authority to whom such payment is due all amounts required to be collected or withheld by the Company for the payment of Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Tax Returns required with respect thereto have been properly completed and timely filed.

(c)            There are no Liens for failure to pay any Taxes (other than Taxes not yet due and payable) upon any of the Company’s assets.

(d)            There is no dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any Taxing Authority in writing or (B) as to which any shareholder of the Company, director or officer (or employee responsible for Tax matters) of the Company have knowledge.

(e)            The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)            No Taxing Authority in a jurisdiction where the Company does not file Tax Returns has ever made a written claim that the Company is or may be subject to taxation by that jurisdiction.

5.20         Related Party Transactions. Except as set forth in Schedule 5.20, there are no Contracts or other direct or indirect, arrangements, agreements or other similar business relationships between the Company, on the one hand, and any current or former Affiliate or Related Person of the Company, on the other, and no such Person owns any assets (tangible or intangible) that are used in the Business or related to the Technology.

5.21         FCPA, OFAC, AML.

(a)            Neither the Company, nor any of its current or former officers, directors, employees, representatives, agents, consultants, or distributors, directly or indirectly: (i) has used or is using any funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) has used or is using any funds for any direct or indirect unlawful payment to any foreign or domestic official of any Governmental Authority or employee; (iii) has violated or is violating any provision of, or any rule or regulation issued under (collectively, “Anti-Bribery Laws”): (A) the US Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.; (B) the US Travel Act, 18 U.S.C. § 1952; (C) any applicable Law enacted in any applicable jurisdiction in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; or (D) any other Law or other legally binding measure of any foreign or domestic jurisdiction of similar effect or that relates to bribery or corruption; (iv) has failed to maintain complete and accurate books and records as required by applicable Anti-Bribery Laws; (v) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; (vi) has made, offered to make, promised to make, ratified or authorized the payment or giving, directly or indirectly, of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment, gift or anything of value to an official of any Governmental Authority or employee to secure or attempt to secure any improper business advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business; or (vii) has otherwise taken any action that has caused, or could reasonably be expected to cause, the Company to be in violation of any applicable Anti-Bribery Law.

(b)            Neither the Company, or any of its officers, directors, employees, legal representatives, agents, consultants, or distributors, is: (i) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List maintained by OFAC; or (ii) a person, country, or entity with whom a U.S. person (as defined by Laws and regulations administered by the OFAC Regulations) or a person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is otherwise prohibited from dealing under the OFAC Regulations. The Company is not, directly or indirectly, owned or controlled by, or under common control with, or, acting for the benefit of or on behalf of any Sanctions Target.

(c)            The Company has instituted and maintains policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Bribery Laws to which it is subject.

(d)            None of the Company, or any of its directors, officers, executives, employees, agents, distributors, consultants or other legal representatives is party to or otherwise subject to the terms of any corporate integrity agreement, non-prosecution agreement, deferred prosecution agreement or any other arrangement similar to any of the foregoing arising from or otherwise relating to any Proceeding.

5.22         Government Contracts. The Company is not a party to any contract with any Governmental Authority.

ARTICLE VI

Representations and Warranties of the Buyer

As a material inducement to the Seller Parties to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller Parties as follows:

6.1           Due Formation. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota.

6.2           Authority, Power and Enforceability. The Buyer has full power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated thereby. The Buyer has duly approved, executed and delivered each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby. Each Transaction Document to which the Buyer is a party constitute valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. All corporate actions taken by the Buyer in connection with the Transaction Documents have been duly authorized.

6.3           No Violations and Consents. The execution, delivery or performance of each Transaction Document to which the Buyer is a party does not and will not, after the giving of notice, or the lapse of time, or otherwise violate, conflict with (i) any provision of the Organizational Documents of the Buyer or (ii) any Law applicable to the Buyer. The execution, delivery and performance of each Transaction Document by the Buyer, or the consummation by the Buyer of the transactions contemplated therein, do not, and the performance by the Buyer of its obligations thereunder will not, require any consent, approval, order, or authorization of or from, or registration, notification, declaration, or filing with any Person, including without limitation, any Governmental Authority.

6.4           Brokers. There is no Person, acting on behalf of, or representing the Buyer or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity that will be entitled to any fee in connection with the transactions contemplated hereby.

6.5           Investor Representations. The Buyer confirms and acknowledges that it is an “accredited investor” as such term is defined in Regulation D under the Securities Act. The Buyer understands that the Purchased Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and that, pursuant to these laws, the Buyer must hold the Purchased Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Buyer acknowledges that the Company has no obligation to register or qualify the Purchased Shares. The Buyer is acquiring the Purchased Shares for its own account for investment purposes only and not with a view to or for distributing or reselling such shares of or any part thereof, has no present intention of distributing any of such shares, and has no arrangement, agreement, or understanding (directly or indirectly) with any other Person regarding the distribution of the Purchased Shares.

6.6           Sufficiency of Funds. The Buyer has sufficient cash on hand or other sources of immediately available funds to make the Company Formation Expense and Company Transaction Expense payments contemplated to be made by it pursuant to this Agreement. As of the Closing Date, the Buyer has $10,000,000.00 cash, cash equivalents, or other sources of immediately available funds.

ARTICLE VII

Certain Other Understandings

7.1           Public Announcements. Except as otherwise provided in this Section 7.1, the Seller Parties, on the one hand, and Buyer, on the other hand, shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements prior to such consultation and shall modify any portion thereof or agree not to make such announcement if the other party reasonably objects thereto, unless the same may be required by applicable Law, in which case the Party releasing such required press release, announcement or communication will provide a copy thereof to each other Party at least 48 hours, when permitted by applicable Law, prior to its issuance, distribution or publication. Notwithstanding the foregoing, (a) the Seller Parties acknowledge and agree that Buyer or its Affiliates are publicly traded on the Australian Securities Exchange or other securities exchanges, are subject to the rules and regulations of such securities exchange as required by applicable Law, and may not be able to provide advance notice of a public statement filed with such securities exchange to Seller Parties and such failure to provide advance notice shall not be deemed a breach of this Agreement; (b) the Parties acknowledge and agree that the Buyer and its Affiliates may provide general information about the subject matter of this Agreement and the Company (including its performance and improvements), in connection with Buyer’s or its Affiliates’ fund raising, marketing, informational or reporting activities, without the consent of the Company or the Owner; provided, however, that any information regarding the purchase price or other economic terms related to the transactions contemplated hereby will only be given to Persons subject to confidentiality obligations, either by agreement or applicable Law.

7.2           Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party.

ARTICLE VIII

Indemnification

8.1           Seller Matters. From and after the Initial Closing, the Seller Parties (each, a “Seller Indemnifying Party”, and collectively, the “Seller Indemnifying Parties”) shall, jointly and severally, indemnify, defend and hold harmless the Buyer and its Affiliates, officers, managers, members, shareholders, directors, employees, agents, representatives of the foregoing and each of the successors and assigns of the foregoing (each, a “Buyer Indemnitee”) from, against, and with respect to, any Loss, of any kind or character, that arises out of or in any manner incident, relating or attributable to:

(a)            any inaccuracy or breach of any of the representations and warranties contained in Article IV or Article V of this Agreement or any other Transaction Document; and

(b)            any breach of or failure by the Seller Parties to carry out, perform, satisfy, observe or discharge, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by any Seller Party under this Agreement or other document or agreement executed by the Company or the Owners in connection with this Agreement, including any other Transaction Document.

8.2           Buyer Matters. From and after the Initial Closing, the Buyer (the “Buyer Indemnifying Party”) shall indemnify, defend and hold harmless the Seller Parties, and each of their respective Affiliates, officers, managers, members, shareholders, directors, employees, agents, representatives of the foregoing and each of the successors and assigns of the foregoing (each, a “Seller Indemnitee”) from, against, and with respect to, any Loss, of any kind or character, that arises out of or in any manner incident, relating or attributable to:

(a)            any inaccuracy or breach of any of the representations and warranties of Buyer contained in Article VI of this Agreement or any other Transaction Document; and

(b)            any breach of or failure by Buyer to carry out, perform, satisfy, observe or discharge, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by Buyer under this Agreement or other document or agreement executed by Buyer in connection with this Agreement.

8.3           Contributing Shareholder Matters. From and after the Initial Closing, each Contributing Shareholder shall, severally and not jointly, indemnify, defend and hold harmless the Buyer Indemnities from, against, and with respect to, any Loss, of any kind or character, that arises out of or in any manner incident, relating or attributable to any inaccuracy or breach of any of the representations and warranties of such Contributing Shareholder contained in Section 4.5.

8.4           Survival.

(a)            Subject to any applicable limitations in Section 8.5 and Section 8.9, notice for a claim for indemnification pursuant to Section 8.1(a) and Section 8.2(a) (other than claims relating to the Seller Parties Fundamental Representations or Buyer Fundamental Representations), must be made on or prior to the 18-month anniversary of the date of the Initial Closing.

(b)            Notice of claims asserted by (i) the Buyer Indemnitees related to or arising out of any inaccuracy in or breach of any Seller Parties Fundamental Representation, or (ii) the Seller Indemnitees related to or arising out of any inaccuracy in or breach of any Buyer Fundamental Representation, will survive until sixty days after the full period of all applicable statutes of limitations (giving effect to any tolling, waiver, mitigation or extension thereof).

(c)            All covenants and agreements shall survive the Closing indefinitely unless a shorter survival period is expressly set forth in this Agreement.

8.5           Exclusive Remedy. The Parties hereto hereby acknowledge and agree that, except with respect to any action or claim based on fraud or intentional misrepresentation, their sole and exclusive remedy after the Closing Date with respect to any and all monetary claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIIII; provided, however, that nothing in this Section 8.5 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of fraud.

8.6           Claim Procedures. If an Indemnified Party wishes to seek indemnification under this Article VIII with respect to a matter that does not involve any action or lawsuit brought or asserted by a third party, the indemnified party shall promptly notify the indemnifying party; provided, however, that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its indemnification obligation hereunder except to the extent that the Indemnifying Party has been actually and materially prejudiced thereby. Any request for indemnification made by an Indemnified Party shall be in writing, shall specify in reasonable detail the basis for such claim, the facts pertaining thereto and, if known and quantifiable, the amount thereof (a “Claim Notice”). If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice, the Indemnifying Party shall deliver a written notice specifying in reasonable detail the basis for such objection to the Indemnified Party, within fifteen (15) Business Days after delivery by the Indemnified Party of such Claim Notice (the “Dispute Statement”). If a Dispute Statement is not received by the Indemnified Party within such fifteen (15) day period, the amount set forth in the Claim Notice shall be deemed accepted by the Indemnifying Party. If the Indemnifying Party delivers to the Indemnified Party a Dispute Statement applicable to all or any portion of a claim within the period for delivery of the same set forth above, then the amount in dispute by such Indemnifying Party in such Dispute Statement shall not be payable to the Indemnified Party until either (i) Buyer and the Company jointly agree in writing to the resolution of the amount in dispute in such Dispute Statement, or (ii) a court of competent jurisdiction enters a final non-appealable Order regarding the claim and the amount in dispute in such Dispute Statement.

8.7           Determination of Losses. Notwithstanding anything herein to the contrary, for purposes determining the existence of any breach of a representation, warranty, covenant, or agreement made by the Seller Indemnifying Parties or the Company, and for calculating Losses, each representation, warranty, covenant, and agreement made by the Seller Indemnifying Parties or the Company will be deemed made without any qualifications or limitations as to materiality and, without limiting the foregoing, the words “material” and “material adverse effect,” and words of similar import will be deemed deleted from any such representation, warranty, covenant, or agreement.

8.8           Effect of Indemnity Payments. The Parties agree to treat all payments made under the indemnity provisions of this Article VIII for claims related to the Agreement and all Transaction Documents as adjustments to the Purchase Price for Tax purposes and that such agreed treatment shall govern for purposes hereof.

8.9           Certain Limitations. The indemnification provided for in Section 8.1 and Section 8.2 shall be subject to the following limitations:

(a)            The Seller Indemnifying Parties shall not be liable to the Buyer Indemnitees for indemnification under Section 8.1 unless and until the aggregate amount of all Losses indemnified under such section exceeds an amount equal to $50,000 (the “Basket”), in which event the Seller Indemnifying Parties shall be liable for Losses in excess of such amount; provided, that the Basket will not apply to or otherwise be comprised of any Losses based upon, arising out of, with respect to or by reason of (i) a breach of any Seller Parties Fundamental Representations or (ii) for fraud, willful misconduct or intentional misrepresentation.

(b)            The amount of all Losses for which the Contributing Shareholders shall be liable for indemnification under this Article VIII shall not exceed the amount equal to such Contributing Shareholder’s percentage ownership in the Company multiplied by the Contributions actually received by the Company from Buyer under this Agreement, except in the event of fraud committed by such Contributing Shareholder. Except in the event of fraud, willful misconduct or intentional misrepresentation committed by a Contributing Shareholder, Buyer Indemnitees’ recovery from such Contributing Shareholder shall be limited to Company stock owned by such Contributing Shareholder.

(c)            The amount of all Losses for which the Seller Indemnifying Parties shall be liable for indemnification under this Article VIII shall not exceed the lesser of (i) an aggregate amount of $10,000,000 or the (ii) the fair market value of the Shares owned by the Seller Indemnifying Parties, except in the event of fraud, willful misconduct or intentional misrepresentation committed by such Seller Indemnifying Party. Except in the event of fraud, willful misconduct or intentional misrepresentation committed by a Seller Indemnifying Party, and only for amounts in excess of Company Formation Expenses and Company Transaction Expenses paid by Buyer Indemnitees, Buyer Indemnitees’ recovery from a Seller Indemnifying Party shall be limited to Company stock owned by the Seller Indemnifying Party.

(d)            Payments by the Seller Indemnifying Parties pursuant to Section 8.1 or the Buyer Indemnifying Party pursuant to Section 8.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Seller Indemnifying Parties or the buyer Indemnifying Party (or the Company) in respect of any such claim. The Seller Indemnifying Parties and the Buyer Indemnifying Party, as applicable, shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.

(e)            Seller Parties shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Seller Parties contained in this Agreement if Buyer had actual knowledge of such inaccuracy or breach prior to the Closing.

ARTICLE IX

Miscellaneous

9.1           Costs and Expenses. Except as set forth in Section 2.3 or as otherwise provided herein, each Party (and with respect to the Seller Parties, severally and not jointly for all Seller Party costs and expenses) shall pay its own costs and expenses (including attorneys’ fees, accountants’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

9.2           Entire Agreement. The Schedules and the Exhibits referenced in this Agreement are incorporated into this Agreement and made a part of this Agreement as if set forth in full herein. This Agreement, together with the other Transaction Documents contain the entire agreement among the Parties hereto with respect to the transactions contemplated hereunder, and supersede all negotiations, prior understandings, contracts and writings before the date hereof, including, without limitation, the Term Sheet. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement and a waiver of any provision by any party on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

9.3           Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the other Transaction Documents will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the other Transaction Documents can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

9.4            Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic (.pdf format) signature pages), each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

9.5           Assignment, Successors and Assigns. Neither this Agreement nor any respective rights, interests or obligations shall be delegated or assigned without the prior written consent of the other Parties; provided, however, that, after the Closing, the Buyer may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement, in whole or in part, (a) to one or more business entities that are Affiliates, in which event all the rights and powers of the Buyer and remedies available to it under this Agreement shall extend to and be enforceable by each such Affiliate, (b) as collateral security, to any lender to the Buyer, and the Seller Parties agree to execute and deliver to such lender an acknowledgment of such collateral assignment in a form and substance reasonably satisfactory to such lender and the Seller Parties, and (c) in connection with a merger or consolidation involving the Buyer, or in connection with a sale of substantially all of the equity or assets of the Buyer, or other disposition of substantially all of the Business. In the event of any such assignment and delegation, the term the “Buyer”, as used in this Agreement shall be deemed to refer to each such assignee, and shall be deemed to include each such assignee. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

9.6           Savings Clause. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

9.7           Headings. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

9.8           Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.9           Notices.

(a)            All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, recognized overnight courier (e.g., UPS or FedEx, delivery charges prepaid) or sent by certified mail, postage prepaid, and properly addressed to any party at the address specified below:

to the Buyer:	Anteris Technologies Corporation 860 Blue Gentian Road, Suite 340 Eagan, MN 55121 Attn: Wayne Paterson Email: [***]

with copy (which shall not constitute notice) to:	Best & Flanagan, LLP 60 South Sixth Street, Suite 2700 Minneapolis, MN 55402 Attn: Elizabeth D. Davydov Email: [***]

to the Seller Parties:	v2vmedtech, inc. 4527 Casco Avenue Edina, MN 55424 Attn: Dr. Vinayak Bapat Email: [***]

with copy (which shall not constitute notice) to:	Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402-1425 Attn: Jeffrey Steinle Email: [***]

(b)            All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 9.9 if delivered personally shall be effective upon delivery, if by overnight carrier shall be effective one (1) Business Day following deposit with such overnight carrier and if delivered by mail, shall be effective three (3) days following deposit in the United States certified mail, postage prepaid provided, however, that notice given by electronic mail will be deemed to have been given when sent so long as no electronic notice is delivered to the sending party indicating that the electronic mail could not be delivered. Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the Party sought to be charged with its contents.

9.10         No Third Party Beneficiaries. Except as set forth in this Agreement, no Person who is not a party to this Agreement will have any right or obligation pursuant to this Agreement. This Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, Liability, reimbursement, cause of action or other right.

9.11         Jurisdiction and Consent to Service. Each of the Parties hereto agrees to submit to the exclusive jurisdiction of the state courts of the State of Minnesota and federal courts sitting in the State of Minnesota in any action or proceeding arising out of or relating to this Agreement or any of the matters contemplated hereby. Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any such Minnesota state or federal court. Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient or unsuitable forum, a defense based on the present or future domiciles of such party or any other reason to the maintenance of such action or proceeding in any such court. Each of the Parties hereto agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the matters contemplated hereby other than in any such Minnesota state or federal court. Nothing in this Section 9.11, however, will affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

9.12         WAIVER OF A JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AND COVENANTS THAT NONE OF THE PARTIES HERETO OR THEIR AFFILIATES WILL ASSERT ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, IN ANY COURT (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (a) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH, RELATED, OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN TORT OR CONTRACT OR OTHERWISE OR (b) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.13         No Presumption Against Drafter. Each of the Parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the Parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.14         Amendment. No amendments or supplements to this Agreement, or waiver of any provision, shall be valid and binding unless set forth in a written agreement executed and delivered by the Seller Parties and the Buyer.

9.15         Remedies. Except as expressly provided in this Agreement, all such rights and remedies will be cumulative and non-exclusive, and may be exercised singularly or concurrently. The Parties acknowledge that any breach of this Agreement may cause substantial irreparable harm to the other party. Therefore, this Agreement may be enforced in equity by specific performance, temporary restraining order, and/or injunction. The rights to such equitable remedies will be in addition to all other rights or remedies that a party may have under this Agreement or under applicable Law

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date.

BUYER:

ANTERIS TECHNOLOGIES CORPORATION

By:	/s/ Wayne Paterson
Wayne Paterson
Title:	Chief Executive Officer

COMPANY:

V2VMEDTECH, INC.

By:	/s/ Vinayak Bapat
Dr. Vinayak Bapat
Title:	Chief Executive Officer

OWNERS:

/s/ Vinayak Bapat
Dr. Vinayak Bapat

/s/ Urmi Bapat
Urmi Bapat

/s/ Shalaka Bapat
Shalaka Bapat

/s/ Susheel Kodali
Susheel Kodali

/s/ Michael McDonald
Michael McDonald

/s/ Christopher Meduri
Christopher Meduri

[Signature Page to Contribution and Stock Purchase Agreement]

EXHIBIT A

1.             Development Work. The Development Contributions will include the following work (the “Development Work”) to be performed by, or on behalf of the Buyer, pursuant to the following stages (the “Stages”):

(a)	Stage 1: Concept Development ($700,000 to $1,600,000)*

Buyer to provide voice of customer (“VOC”) analysis, engineering, and product development services for transcatheter edge-to-edge-repair of the mitral valve (“TEER Product”). During this stage, and using Owned Intellectual Property and Licensed Intellectual Property of Company, Buyer will gather and document product requirements for the TEER Product from VOC, create a product specification from those product requirements, design a concept to meet that product specification, and provide initial prototypes of a preferred concept for initial feedback. To perform these services, Buyer will utilize its own employees, resources, lab facilities, and other internal resources. Where Buyer uses external advisors, manufacturers, or other external resources in performing these activities, Buyer will enter into a separate contract with such external parties specific to the Project and no other activities of Buyer.

Subject to Section 3 of this Exhibit A, Company will establish an advisory board of doctors separate from any advisory board of Buyer (“V2V Ad Board”), although members of the V2V Ad Board may overlap with members of any advisory board of Buyer. Company and Buyer shall agree on the form of contract for members of the V2V Ad Board and any revisions to the agreement regarding confidentiality, Intellectual Property, fees, or reimbursement from the form of contract must be approved by Buyer. Buyer will coordinate, facilitate, and participate in meetings of the V2V Ad Board to be scheduled at Buyer’s sole discretion.

As a result of these activities, a preferred concept of the TEER Product will be developed.

(b)	Stage 2: Concept Lock ($400,000 to $800,000)

Buyer to develop and manufacture test ready units of the preferred concept of the TEER Product.

Buyer will conduct preliminary testing in its sole discretion to confirm these units meet requirements for further testing.

Additional engineering and product development services may occur at this stage to modify the preferred concept of the TEER Product at Buyer’s sole discretion.

*Monetary figures in parentheses in this Exhibit A are range estimates only

During this stage, Buyer may solicit input from the V2V Ad Board and Buyer will coordinate, facilitate, and participate in meetings of the V2V Ad Board to be scheduled at Buyer’s sole discretion.

To perform these services during this Stage, Buyer will utilize its own employees, resources, lab facilities, and other internal resources. Where Buyer uses external advisors, manufacturers, or other external resources in performing these activities, Buyer will enter into a separate contract with such external parties specific to the Project and no other activities of Buyer.

Buyer to finalize the TEER Product for Concept Lock to complete this Stage.

(c)	Stage 3: Bench Lab Testing ($800,000 to $1,800,000)

Buyer to perform, in its discretion, bench lab testing services of the TEER Product. To perform these services during this Stage, Buyer will utilize its own employees, resources, lab facilities, and other internal resources. Where Buyer uses external advisors, manufacturers, or other external resources in performing these activities, Buyer will enter into a separate contract with such external parties specific to the Project and no other activities of Buyer.

During this stage, Buyer may solicit input from the V2V Ad Board and Buyer will coordinate, facilitate, and participate in meetings of the V2V Ad Board to be scheduled at Buyer’s sole discretion.

(d)	Stage 4: Acute & Chronic Testing ($700,000 to $1,600,000)

Buyer to perform, in its discretion, acute and chronic studies for the TEER Product (“Pre-Clinical Activities”). To perform some of the Pre-Clinical Activities, Buyer may utilize its own employees, resources, lab facilities, and other internal resources.

Where an external lab or practitioner is utilized to perform any of these Pre-Clinical Activities, Company will enter into an agreement with the external lab or practitioner and Buyer will reimburse Company for the expenses related thereto. Company shall have and maintain appropriate insurance for the Pre-Clinical Activities.

During this stage, Buyer may solicit input from the V2V Ad Board and Buyer will coordinate, facilitate, and participate in meetings of the V2V Ad Board to be scheduled at Buyer’s sole discretion.

(e)	Stage 5: First in Human (“FIH”) ($1,000,000 to $2,200,000)

Company will enter into agreements, as necessary, with the site and any relevant practitioners performing any FIH services. Company shall have and maintain appropriate insurance for FIH.

Buyer will utilize its own employees, resources, lab facilities, and other internal resources to assist with various technical, regulatory, and marketing services related to the FIH activities for the TEER Product. To the extent Buyer uses any external parties or resources to perform these services, Buyer will enter into a separate contract with such external parties specific to the Project and no other activities of Buyer.

During this stage, Buyer may solicit input from the V2V Ad Board and Buyer will coordinate, facilitate, and participate in meetings of the V2V Ad Board to be scheduled at Buyer’s sole discretion.

2.             Development Costs. In addition to the Development Contributions, Buyer shall (a) pay all out of pocket costs paid by the Buyer or reimbursed by the Buyer to the Company related to the Project, and (b) reimburse the Company’s usual and customary corporate, operational and legal expenses, including without limitation, directors and officer liability insurance, legal fees and costs associated with the Company’s intellectual property (the “Development Costs”) up to a maximum amount per year as determined in good faith and approved by the Board in the operating budget. All operational expenses, including the allocation of any overhead expenses, charged to the Company will be at Buyer’s actual cost and without any markup.

3.             Development Governance Rights. V. Bapat and Buyer shall discuss in good faith and jointly agree to (i) the composition of the V2V Ad Board, (ii) the site selection for clinical trials, and (iii) protocols for clinical trials.

4.             Stage-by-Stage Basis. The Development Contributions will be performed on a stage-by-stage basis. Upon completion of each Stage, the Buyer will make a good faith determination whether to proceed or not proceed to the subsequent Stage based on relevant indicators of developmental and clinical progress. If the Buyer elects not to proceed to a subsequent Stage, the provisions of Section 2.5 of the Agreement shall apply.

5.             Reporting. Within 45 days of each quarter end, the Buyer will provide the Company with a report of all Development Work and Development Costs incurred during the prior quarter (a “Quarterly Report”). The Quarterly Report shall be in a form reasonably determined by the Buyer, and the Quarterly Report shall be prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time (“GAAP”). If requested by the Company, the Buyer shall promptly provide appropriate backup for any Quarterly Report including invoices and payment confirmation for all Development Costs, and time logs for Development Work, all prepared in accordance with GAAP and Buyer’s bona fide accounting practices.

6.             Audit Right. The Buyer shall maintain complete and accurate records and books of account in accordance with sound accounting principles to evidence the Contributions and its compliance with this Agreement. Upon the Company’s request, and no more frequently than twice in any twelve month period, the Buyer shall provide the Company and its representative(s) access to such books and records solely for the purpose of verifying the Contributions and the Buyer’s compliance with this Agreement, provided that the Company shall: (i) provide the Buyer with at least ten (10) Business Days’ advance notice of any such audit; (ii) conduct any such audit during normal business hours and in a manner designed to minimize disruption of the Buyer’s normal business operations; and (iii) the cost of any such audit shall be paid for by the Company and shall not be passed to the Buyer as Development Costs or other capital contribution, or otherwise payable or reimbursable by the Buyer.

7.             Services. The Buyer shall be responsible for providing required engineering, clinical, regulatory, marketing and executive management resources; provided, that the Development Contributions shall not include medical and Chief Medical Officer services, which shall be provided by V. Bapat, McDonald and Kodali in addition to other advisory services to the Company pursuant to the terms of the Services Agreements.

EXHIBIT B

Shareholders Agreement

Execution Version

V2VMEDTECH, INC.

SHAREHOLDER AGREEMENT

This Shareholder Agreement (this “Agreement”) is made and entered into effective as of April 18, 2023 (the “Effective Date”), by and among v2vmedtech, inc., a Delaware corporation (the “Company”), and the shareholders of the Corporation listed on the signature page hereof or who hereafter become parties hereto (each individually, a “Shareholder” and collectively, the “Shareholders”).

RECITALS

WHEREAS, as of the Effective Date, the Shareholders own all of the issued and outstanding shares of the capital stock of the Company.

WHEREAS, the Shareholders and the Company desire to enter into this Agreement to define certain rights amongst themselves and to provide for the orderly disposition of the Shares in accordance with the terms of this Agreement.

AGREEMENT

In consideration of the foregoing, and the mutual promises, covenants and agreements contained in this Agreement, the Shareholders and the Company agree as follows:

SECTION 1:         Definitions. In addition to the abbreviations and terms otherwise defined in the text of this Agreement, the capitalized terms used herein shall be defined as provided below.

1.1	“Anteris” means Anteris Technology Corporation, a Minnesota corporation.

1.2          “Board of Directors” or “Board” means the Board of Directors of the Company as described in the Act and the Bylaws.

1.3          “Bylaws” means the Amended and Restated Bylaws of the Company adopted by the Board of Directors.

1.4          “Change of Control” means any transaction or series of transactions involving: (a) the sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and the Company’s subsidiaries to a third party purchaser, other than a wholly-owned subsidiary; (b) a sale resulting in no less than a majority of the Common Shares being held by a third party purchaser; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a third party purchaser that results in the inability of the Shareholders to designate or elect a majority of the Board of Directors (or its equivalent) of the resulting entity or its parent company.

1.5          “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

1.6          “Columbia” means The Trustees of Columbia University in the City of New York, a New York corporation.

1.7          “Columbia SPA” means that certain Common Stock Purchase Agreement, dated on or about the date hereof, between the Company and Columbia, as the same may be amended or otherwise modified from time to time.

1.8          “Common Shares” means Shares of the Company’s common stock, par value $0.0001 per share, having the privileges, preference, duties, liabilities, obligations, and rights specified with respect to “Common Shares” in this Agreement. Each Shareholder shall be entitled to one vote per Common Share on all matters required or permitted to be voted on by the Shareholders.

1.9          “Director” means a member of the Board of Directors.

1.10        “Excluded Issuance” means an issuance or sale of any Shares issued or sold by the Company in connection with: (a) a grant to any existing or prospective Directors, Officers or other employees, consultants or service providers of the Company or any Company subsidiary pursuant to equity-based plans or other compensation agreements; (b) any acquisition by the Company or any Company subsidiary of any equity interests, assets, properties or business of any person; (c) any merger, consolidation or other business combination involving the Company or any Company subsidiary; (d) the commencement of any initial public offering or any transaction or series of related transactions involving a Change of Control; (e) any subdivision of Shares (by a stock split or otherwise), payment of stock dividend, reclassification, reorganization or any similar recapitalization; (f) any private placement of warrants to purchase Shares or securities directly or indirectly convertible into or exchangeable for Shares issued to lenders or other institutional investors (excluding the Shareholders) in any arm’s length transaction in which such lenders or investors provide debt financing to the Company or any Company subsidiary; (g) a joint venture, strategic alliance or other commercial relationship with any person (including persons that are customers, suppliers and strategic partners of the Company or any Company subsidiary) relating to the operation of the Company’s or any Company subsidiary’s business and not for the primary purpose of raising equity capital; or (h) any office lease or equipment lease or similar equipment financing transaction in which the Company or any Company subsidiary obtains from a lessor or vendor the use of such office space or equipment for its business.

1.11	“FDA” means the U.S. Food & Drug Administration.

1.12        “FIH” means achievement of the first use in a cohort of patients in an early feasibility study or clinical trial conducted worldwide.

1.13	“Fully-Diluted Basis” shall have the meaning set forth in the Columbia SPA.

1.14        “Initial Shareholders” means Vinayak Bapat, Urmi Bapat, Shalaka Bapat, Sucheel Kodali, Michael McDonald, Christopher Meduri and Columbia.

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1.15        “License Agreement” means that Exclusive License Agreement, dated March 31, 2022 by and between the Company and Columbia, as amended by the Side Letter and as the same may be further amended or otherwise modified from time to time.

1.16        “Major Shareholders” means Dr. Vinayak Bapat, Urmi Bapat and Anteris for so long as each such Shareholder continues to own Shares of the Company.

1.17        “Officer” means any person appointed by the Board of Directors to serve as an officer of the Corporation as described in the Act and the Bylaws.

1.18        “Removable Clips” shall mean [***].

1.19        “Shares” shall include all types and classes of Shares, including the Common Shares; provided, that any type or class of Shares shall have the privileges, preference, duties, liabilities, obligations, and rights set forth in this Agreement.

1.20        “Side Letter” means that certain letter agreement, dated December 8, 2022 by and between the Company and Columbia.

1.21        “Technology” means clips for treatment of regurgitation of the mitral valve and the tricuspid valve, and the transcatheter delivery mechanism therefor.

SECTION 2:        Shares.

2.1          Shares Generally. The Shares of the Company may be divided into one or more types, classes, or series. Each type, class, or series of Shares shall have the privileges, preference, duties, liabilities, obligations, and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class, or series. The Company shall maintain a schedule of all Shareholders, their respective mailing addresses, and the amount and type, class, or series of Shares held by them (the “Shareholder Schedule”), and shall update the Shareholder Schedule upon the issuance or transfer of any Shares to any new or existing Shareholder. A copy of the Shareholder Schedule as of the execution of this Agreement is attached hereto as Schedule A.

2.2.         Issuance of Shares. In addition to the Common Shares authorized on the date hereof, the Board of Directors is hereby authorized to authorize and issue or sell to any person any new type, class, or series of Shares not otherwise described in this Agreement, which Shares may be designated as classes or series of the Common Shares or Preferred Shares, but having different rights, privileges, or preferences. The Board is hereby authorized to amend this Agreement to reflect such issuance and to fix the relative privileges, preferences, duties, liabilities, obligations, and rights of any such new Shares, including the number of such new Shares to be issued, the preference (with respect to distributions, in liquidation, or otherwise) over any other Shares, and any contributions required in connection therewith.

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2.3          Anti-Dilution and Preemptive Rights. Other than the rights described in this Section 2.3, no Shareholder of the Company shall have preemptive rights. All preemptive rights described in this Section 2.3 (but not the anti-dilution rights set forth in Section 2.3(b)) shall terminate upon the commencement of any initial public offering or any transaction or series of related transactions involving a Change of Control.

(a)            Anti-Dilution Rights. Subject to Section 2.3(b), if, following the date of this Agreement, the Company issues equity securities or securities that are convertible into equity securities of the Company, such issuance is only permitted if each Shareholder is proportionately diluted, absent a Shareholder’s written consent to be disproportionately diluted.

(b)            Columbia Anti-Dilution Rights. If, following the date of this Agreement, the Company issues equity securities or securities that are convertible into equity securities of the Company or the number of shares of Common Stock owned by Columbia would otherwise constitute less than 5% of the outstanding shares of Common Stock on a Fully- Diluted Basis, the Company shall issue to Columbia, for no additional consideration, that number of shares of Common Stock such that the total number of shares of Common Stock owned by Columbia will at all times until the Funding Threshold (as defined below) is achieved, constitute no less than five percent (5%) of the outstanding shares of Common Stock of the Company on a Fully-Diluted Basis. The rights described in this Section 2.3(b) shall terminate upon the earlier of (i) the first use of a Product (which term, as used herein, shall have the meaning set forth in the License Agreement) in a patient in an early feasibility study or clinical trial in the world; or (ii) the date on which the Company has cumulatively raised at least $10 million, whether through equity funding, grants, debt convertible into equity, licensing fees and/or development fees from strategic partners, and/or cash contributions from strategic partners used only towards development of the Products or the operations of Company, including, without limitation, through Anteris’ Development Contributions and Operational Contributions (as such terms are defined in the Side Letter) and any break fee paid by Anteris to the Company if Anteris terminates its development of the Products; provided such break fee amount is used by the Company in the development and manufacture of Products (collectively, the events described in Section 2.3(b) (i) and (ii) are referred to as the “Funding Threshold”). For the avoidance of doubt, additional shares shall be issued pursuant to this Section 2.3(b) in respect of all funding or dilutive events through the Funding Threshold, but not in excess of the Funding Threshold or in respect of funding or other dilutive events occurring following the attainment of the Funding Threshold. With respect to any financing during which the Funding Threshold is met or exceeded, as applicable, any shares or other Common Stock Equivalents (which term, as used herein, shall have the meaning set forth in the Columbia SPA) issued upon conversion of or otherwise in respect of any convertible debt, SAFEs or similar instruments or agreements (but excluding shares or other Common Stock Equivalents the issuance of which is conditioned upon the achievement of the Funding Threshold) shall be deemed to have been issued prior to any other shares or other Common Stock Equivalents issued in any such financing on a “first in first out” basis, based on the time that the initial funds were advanced in respect thereof.

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(c)            Preemptive Rights. Subject to the terms and conditions of this Section 2.3(c) and applicable securities laws, if the Company or any subsidiary proposes to offer or sell any of its equity securities, whether or not currently authorized, or any rights, options or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities, including convertible debt, other than an Excluded Issuance, (collectively, “New Securities”), the Company shall first offer such New Securities to the Shareholders.

(i)              Issuance Notices. The Company shall give notice (the “Offer Notice”) to the Shareholders, stating (1) its bona fide intention to offer such New Securities, (2) the number of such New Securities to be offered, and (3) in reasonable detail, the price and terms, if any, upon which it proposes to offer such New Securities. The Offer Notice shall be delivered to the Shareholders at least thirty (30) days prior to the first issuance of the New Securities.

(ii)             Exercise of Preemptive Rights. By notification to the Company within the later of (1) ten (10) days following the initial issuance of the New Securities and (2) the end of the thirty (30) day period described in Section 2.3(c)(i) herein (the “Exercise Period”), each Shareholder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Shareholder (on an as-converted to Common Stock basis) bears to the total Common Stock of the Company on a Fully-Diluted Basis, but without counting the unused capacity of the Company’s equity plans. The Company may, during the ninety (90) day period following the Exercise Period, offer and sell the remaining unsubscribed portion of the New Securities at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Shareholders in accordance with this Section 2.3(c).

(iii)            Additional Provisions Applicable to Columbia. Columbia which shall be entitled to apportion the right of first offer hereby granted to it in such proportion as it deems appropriate, among (1) itself, and (2) its Assignees (as defined in the License Agreement). Columbia’s rights pursuant to this Agreement shall survive the termination of the License Agreement.

(iv)            Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 2.3(c), the Company may elect to give notice to the Shareholders within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price and terms of the New Securities. Each Shareholder shall have twenty (20) days to from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Shareholder, maintain such Shareholder’s percentage-ownership percentage position, calculated as set forth in Section 2.3(c)(ii) before giving effect to the issuance of such New Securities.

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(d)            Acknowledgment of Provisional Rights. Notwithstanding the foregoing, the Company and each Initial Shareholder acknowledges (i) Anteris’ right to receive the Tranche Two Purchased Shares as described in and subject to the terms of that certain Contribution and Stock Purchase Agreement by and between the parties, dated of even date herewith (the “Purchase Agreement”) and (ii) Dr. Michael McDonald’s right to receive the IP Shares as described in and subject to the terms of Section 2.6 (the rights described in clause (i) and (ii), collectively, the “Provisional Rights”), and that such Provisional Rights shall not give rise to (A) the anti-dilution rights of the Initial Shareholders under Section 2.3(b) (unless at the time of issuance of the Tranche Two Purchased Shares or the IP Shares, as applicable, the Funding Threshold has not been achieved), (B) preemptive rights of the Initial Shareholders under Section 2.3(c) or (C) termination of this Agreement under Section 9.7.

2.4	Anteris Purchase Option.

(a)            Anteris Option. Upon the achievement of FIH by the Company, Anteris shall have the option but not the obligation (the “Anteris Option”) to purchase all issued and outstanding Shares of the Company held by the Initial Shareholders (considering for this purpose the issuance of shares to Dr. Michael McDonald pursuant to Section 2.6) at a price determined through an appraisal process substantially similar to the one set forth in Section 5.1(b) (whereby Anteris would be the Purchaser and the Initial Shareholders would be the Sellers); provided, however, that the purchase price for such Shares must be based upon a total enterprise value for the Company of not less than $150,000,000.00 (the “Floor”). In the event that Anteris exercises the Anteris Option, each Initial Shareholder shall cooperate with the sale of the Shares to Anteris in the same manner as required of Remaining Shareholders (as defined below) in Sections 7.1 and 7.3.

(b)            Consulting Agreements. Upon exercising the Anteris Option, Anteris shall offer consulting agreements to Dr. Vinayak Bapat, Dr. Michael McDonald and Dr. Susheel Kodali at fair market value and on reasonable and customary terms, including any equity- based plans and compensation agreements as approved by the Board, commensurate with their roles and responsibilities, to assist with the clinical development, regulatory approval and commercialization of the Company’s product(s).

2.5	Initial Shareholders’ Right.

(a)            In the event that Anteris, following Successful Completion of FIH (as defined below), fails to achieve First Commercialization Activity (as defined below) by March 31, 2029, and such failure is not the result of any action or inaction of an Initial Shareholder, then the Initial Shareholders, at their sole election, will have the option to:

(i)             require Anteris to agree to not impede in any way the continued development and pursuit of FDA approval and commercialization of the Technology, including but not limited to agreeing to not terminate the management team selected by the Initial Shareholders for such purposes, oppose or otherwise interfere with the commercialization plan or related activities, or prohibit the sale, marketing, and promotion utilizing trademarks owned by the Company; or

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(ii)            purchase, pro rata, the Shares then owned by Anteris at a price determined through an appraisal process substantially similar to the one set forth in Section 5.1(b), but without regards to the Floor (whereby the Initial Shareholders would be the Purchasers and Anteris would be the Seller) and payable within the twelve (12) month period following closing of such purchase.

(b)            The Initial Shareholders may not exercise the option provided under Section 2.5(a) unless they have first provided Anteris with written notice of its alleged failure to pursue FDA approval and commercialization of the Technology, and Anteris has failed to rebut or cure such failure within the ninety (90) day period following receipt of such notice.

(c)            For purposes of this Section 2.5, “Successful Completion of FIH” shall mean completion of one FIH in the mitral valve or the tricuspid valve with results that meet or exceed expectations for the FIH. For purposes of this Section 2.5, “First Commercialization Activity” shall mean enrollment of the first patient in a pivotal study in the United States.

2.6	McDonald Share Issuance.

(a)            If the Removable Clips are incorporated into the first generation of the Technology or the Company has reasonably demonstrated an intent and plan to use the Removable Clips in a future iteration of the Technology, the Company will issue Dr. Michael McDonald (or his permitted successor or assign) additional Shares in an amount equal to a three percent (3%) equity interest in the Company, on a fully diluted basis (the “IP Shares”); provided, that such IP Shares shall not be issued until the Company has achieved FIH with respect to the Technology. For the avoidance of doubt, the IP Shares shall be in addition to any other Shares owned by Dr. Michael McDonald at the time of such issuance.

(b)            If the Removable Clips are not incorporated into the first generation of the Technology and the Company has not reasonably demonstrated an intent and plan (including, without limitation, appropriate funding sources for the development thereof) to use the Removable Clips in a future generation of the Technology, the Company will assign all rights, title and interest in U.S. Patent App. 63/269,616 together with any additions, improvements, modifications or enhancements to the Removable Clips developed by or on behalf of the Company to Dr. Michael McDonald and Dr. Vinayak Bapat for no additional consideration.

(c)            The Company and each of the Shareholders (other than Columbia) agrees to take such further actions (including the execution and delivery of such further instruments, documents and amendments) as reasonably necessary to carry out the purposes of this Section 2.6, at the sole expense of the Company.

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SECTION 3:	Transfers of Shares.

3.1            Restrictions on Transfer. No Shareholder, nor the agent, executor, administrator, trustee or other legal representative of the Shareholder or their estate, may at any time, during lifetime or upon death, transfer, sell, pledge, give, donate, or otherwise encumber or dispose of, whether voluntarily or involuntarily (any of the foregoing being a “Transfer”), any Shares of the Company, or agree to do so, except in accordance with the provisions of this Agreement, unless the prior written consent of the Company and the Major Shareholders has first been obtained. Any attempted or purported Transfer which is not specifically permitted by this Agreement shall be null and void from its inception and shall be ineffective to transfer an interest in the Shares (as defined below). The restrictions imposed by this Agreement shall apply to all Shares of the Company held by the Shareholders now or in the future, and to any new Shares issued by the Company in the future to any person.

3.2            Obligations of Transferees. All transferees of any Shares transferred in accordance with this Agreement, or that are newly-issued, shall take the Shares subject to all of the terms, conditions, restrictions and agreements contained in this Agreement. As a condition precedent to the validity and completion of any Transfer or issuance of Shares in the Company pursuant to this Agreement, the transferee shall be required to execute a counterpart of this Agreement and such other documents or agreements as are deemed necessary by the Company upon consultation with its legal counsel to transfer all of the obligations and rights of the transferring Shareholder in the Shares to the transferee of such Shares, and to cause the Shares to be and remain subject to the terms and conditions of this Agreement. Any Transfer or issuance in which a transferee refuses to comply with the provisions of this Section 3.2 shall be null and void from its inception. All certificates for Shares shall bear the legends required by this Agreement, but the failure of any certificate to bear the required legend shall not affect the enforceability of this Agreement with respect to such Shares.

3.3            Exempt Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 3.1, Section 4, and Section 7.2 shall not apply in the case of a Shareholder that is a natural person, upon a transfer of Shares by such Shareholder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, including any life partner or similar statutorily-recognized domestic partner, child (natural or adopted), or any other direct lineal descendant of such Shareholder (or his or her spouse, including any life partner or similar statutorily-recognized domestic partner) (all of the foregoing collectively referred to as “family members”), or any other person approved by the Board, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned by such Shareholder or any such family members.

SECTION 4:	Options to Purchase Upon Involuntary Transfer or Third Party Sale.

4.1	Involuntary Transfers.

(a)            Option to Purchase. Upon the proposed or purported involuntary transfer of any of a Shareholder’s Shares pursuant to divorce, bankruptcy, attachment, other judicial process, or for any other involuntary reason, including death (an “Involuntary Transfer”), the transferring Shareholder (the “Affected Shareholder”) and the involuntary transferee (the “Involuntary Transferee”) shall give written notice of such proposed transfer to the Company as soon as administratively feasible. Notwithstanding any purported Involuntary Transfer of any Shares, such Shares shall in all cases remain bound by and subject to the terms and conditions of this Agreement. The Company shall have the right to purchase any Shares subject to the Involuntary Transfer during the next sixty (60) days after such notice. The exercise of this right by the Company shall be by notice given to Affected Shareholder, the Involuntary Transferee and the other Shareholders.

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(b)            Purchase Price and Terms. The purchase price for Shares purchased under this Section 4 shall be as determined pursuant to Section 5 of this Agreement. The payment and other terms for a purchase under this Section 4 shall be as provided in Section 5 of this Agreement.

(c)            Failure to Exercise Option. If the Company fails to exercise its option pursuant to Section 4.1(a), then such option shall expire and any Shares of the Affected Shareholder not purchased pursuant to this Section 4.1 may be transferred to the Involuntary Transferee; provided, however, that the Involuntary Transferee shall agree, in advance of such transfer, to be bound by the terms of this Agreement as provided in Section 3.2.

4.2	Third Party Sale; Rights of First Refusal.

(a)            Company Right. If a Shareholder wishes to sell their Shares to a third party, such selling Shareholder (the “Selling Shareholder”) must first give written notice to the Company and the other Shareholders of their intent to sell and evidence to the Company and the other Shareholders of the existence of a bona fide written agreement with a third party to purchase the Shares. The Company shall have forty-five (45) days from such notice to elect to purchase the Shares of the Selling Shareholder at the price and upon the terms offered by the third party, in which case the sale shall be consummated within fifteen (15) days after the Company so elects.

(b)            Shareholders’ Right. If within the forty-five (45) day period the Company does not elect to buy the Shares of the Selling Shareholder, then the remaining Shareholders shall collectively have fifteen (15) days to offer to purchase the Shares not purchased by the Company on a pro rata basis between or among the remaining Shareholders so offering. If the remaining Shareholders, or any of them, agree to buy the Shares of the Selling Shareholder they may collectively elect to purchase the Shares at the price and upon the terms offered by the third party, in which case the sale shall be consummated within fifteen (15) days after the expiration of the 15-day offer period.

(c)            Third Party Sale. If as a the result of the process set forth above, there has not occurred an election or elections which results in the purchase of all of the Shares being offered for sale, then the Selling Shareholder shall have the right to sell any remaining Shares to the third party within forty-five (45) days of the completion of the processes set forth in Subsections (a) and (b) of this Section 4.2 (as applicable); provided, however, that the third party purchaser shall agree, in advance of such transfer, to be bound by the terms of this Agreement as provided in Section 3.2. In the event that the sale of such remaining Shares is not consummated within such 45-day period, the Selling Shareholder must again offer the remaining Shares to the Company and Shareholders in accordance with this Section 4.2.

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SECTION 5:	Purchase Price and Terms.

5.1            Fair Market Value. Except as otherwise provided in this Agreement, the purchase price of the Shares transferred hereunder pursuant to Sections 2.4, 2.5 and 4.1, shall be the fair market value determined as follows (the “Share Value”):

(a)            Mutual Agreement. The Company and/or the purchasing Shareholders (as applicable and collectively if multiple purchasers are involved) (the “Purchaser(s)”), on the one hand, and the Involuntary Transferee or Selling Shareholder, as applicable (the “Seller”), on the other hand, shall by mutual agreement determine the Share Value. Such mutual agreement shall be entered into within thirty (30) days of the date the last notice of exercise of an option or purchase right is given under Section 4.

(b)            Appraisal. In the event the Purchaser(s) and the Seller have not agreed to a Share Value within the 30-day period described in Section 5.1(a), the Purchaser(s) and the Seller, within fifteen (15) days of the end of such 30-day period, shall by mutual agreement appoint a qualified independent appraiser to determine the Share Value. If the Purchaser(s) and the Seller cannot agree upon an appraiser within such 15-day period, then within ten (10) days of the end of that 15-day period, the Company, on behalf of the Purchaser(s), and the Seller each shall appoint a qualified independent appraiser and those two appraisers in turn shall mutually agree upon and appoint within five (5) days a third qualified independent appraiser. The third appraiser shall determine the Share Value. If either the Company or the Seller fails to appoint an appraiser within the previously described 10-day period, then the Share Value shall be determined by the sole appraiser appointed. If two appraisers are appointed but they cannot mutually agree upon a third appraiser, an appraiser shall be appointed by the Minnesota District Court in Hennepin County, Minnesota and that appraiser shall determine the Share Value. For purposes of this Agreement, the appraiser determining the Share Value shall be instructed that the term “Share Value” means the fair market value of the Company as a total enterprise determined as of the Valuation Date (defined below), divided by the total number of Shares of the Company outstanding on the Valuation Date. The determination of Share Value by an appraiser shall be in writing and shall be completed within thirty (30) days of the date that the appraiser is appointed. The costs of the appraisers utilized to determine the Share Value shall be borne one-half by the Seller and one-half by the Purchaser(s). All appraisers selected shall be qualified by training and experience to competently appraise the stock of the Company.

5.2            Valuation Date. For purposes of this Section 5, the term “Valuation Date” shall mean (a) with regard to an Involuntary Transfer, the last day of the calendar year immediately preceding the date of, respectively, the date a divorce action is commenced, the date of filing of a bankruptcy petition, the date of attachment or other exercise of judicial process with respect to the Shareholder’s Shares in the Company, or in all other cases, the date of the event which results in or, absent this Agreement, would result in, an Involuntary Transfer; or (b) with regard to a purchase under Section 2.4(a), the date of achievement of FIH.

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5.3            Closing. The closing of the purchase and related transactions described in this Section 5 shall occur as soon as administratively feasible after occurrence of the event causing the sale of the Shareholder’s Shares, but in no event later than three (3) months after the Valuation Date. The closing shall be held at the time and place mutually agreed upon by the parties, or in the event the parties fail to agree, at the offices of the Company. At the closing, the Seller shall transfer the Shares to the Purchaser(s), free and clear of all liens and encumbrances. Also at the closing, any obligations between the Seller and any Purchaser shall be paid in full.

5.4            Cash Down Payment. At the closing, the Purchaser(s) shall pay to the Seller, by wire transfer or other immediately available funds, a down payment equal to ten percent (10%) of the purchase price for each Purchaser. A Purchaser may also elect to make a larger down payment at its option.

5.5            Installment Payments. Any remaining amounts owed by the Purchaser(s) to the Seller after the payment of the cash down payment pursuant to Section 5.4 shall be paid to the Seller in forty equal quarterly installments of principal and interest beginning on the last day of the calendar quarter (i.e., March 31st, June 30th, September 30th or December 31st) following the date of closing and continuing on each March 31st, June 30th, September 30th and December 31st thereafter until paid in full, pursuant to a promissory note(s) containing standard terms and conditions (the “Note(s)”). The rate of interest payable under the Note(s) shall be equal to the prime rate published in the Wall Street Journal on the Valuation Date, or if no prime rate is published on that date, the next date that it is published, plus two (2%) percent. The Note(s) shall be executed and delivered at the closing by the Purchaser(s) to the Seller. The Note(s) shall be secured by a pledge of the Shares by the Purchaser(s) pursuant to a pledge agreement with standard terms and conditions, which pledge agreement shall provide that all Shares will remain encumbered until any balance is paid in full.

5.6            Acknowledgment Regarding Valuation Methods. EACH SHAREHOLDER ACKNOWLEDGES THAT, ALTHOUGH THERE ARE MANY POSSIBLE METHODS OF DETERMINING THE PURCHASE PRICE OF SHARES, THE SHAREHOLDERS HAVE ENTERED INTO THIS AGREEMENT IN RELIANCE UPON THE EXPECTATION AND UNDERSTANDING THAT THE METHOD(S) CONTAINED IN THIS AGREEMENT FOR DETERMINING THE PURCHASE PRICE OF SHARES WILL BE APPLIED UNDER THE CIRCUMSTANCES AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT. ACCORDINGLY, IT IS THE INTENTION AND EXPECTATION OF THE SHAREHOLDERS THAT, IN SITUATIONS IN WHICH THIS AGREEMENT IS APPLICABLE THE COURTS INTERPRET AND APPLY THIS AGREEMENT STRICTLY IN ACCORDANCE WITH ITS TERMS AND CONDITIONS. EACH SHAREHOLDER CONFIRMS THAT THEY HAVE CAREFULLY REVIEWED THIS AGREEMENT AND UNDERSTAND IT.

SECTION 6:	Governance Matters.

6.1            Employment and Compensation. Each Shareholder who is an employee or independent contractor of the Company shall perform his or her duties diligently, competently, and in accordance with accepted industry standards and the directions of the Company’s Board of Directors and Officers. Each Shareholder who is an employee or independent contractor of the Company acknowledges that he or she is holding Shares without any expectation that the ownership of Shares will entitle the employee Shareholder to any rights as an employee or independent contractor and further agrees that he or she will have no basis to change his or her expectations concerning employment or independent contractor status unless such expectations are modified in a written agreement expressly granting such Shareholder additional rights as to such matters.

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6.2            Board of Directors Composition. The Board of Directors shall consist of a maximum of three (3) members, two (2) of which shall be appointed by Anteris (the “Anteris Directors”) and one (1) of which shall be appointed by the vote of those Shareholders holding a majority of the Common Shares not held by Anteris (the “At-Large Director”). Each Shareholder agrees to vote his, her or its Shares in such manner as may be necessary to elect and maintain the foregoing number and appointment of Directors.

6.3            Matters Requiring At-Large Director Approval. The Company shall not take any of the following actions without obtaining the affirmative vote of the At-Large Director:

(a)            adopt any amendment to the Company’s Certificate of Incorporation or the Bylaws that would adversely affect the rights of the Initial Shareholders in a disproportionate manner as compared to Anteris;

(b)            enter into a Change of Control transaction with a total enterprise value of the Company of less than $150,000,000.00;

(c)            make a determination to proceed to FIH;

(d)            create or authorize the creation of, or issue or obligate itself to issue shares of New Securities;

(e)            create, adopt, amend, terminate or repeal any equity (or equity-linked) compensation plan, except for a plan under which no more than 10 percent (10%) of the Company’s equity is reserved;

(f)            increase or decrease the number of directors constituting the Board of Directors;

(g)            change the principal business of the Company, enter into new lines of business, or exit the current lines of business; or

(h)            enter into any related party transaction between the Company and Anteris or any of their affiliates.

Upon the death or disability of Vinayak Bapat or at any time when he is not appointed as the At-Large Director, the rights of the At-Large Director with respect to Section 6.3(c) shall succeed to Dr. Susheel Kodali; provided that if Dr. Kodali is not appointed the At-Large Director for any reason, including upon his death or disability, then the At-Large Director shall be appointed by the Initial Shareholders subject to Anteris’s approval.

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6.4            Columbia Right to Appoint an Observer. The Company shall invite a representative of Columbia to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in a conflict of interest. Columbia shall, and shall cause its representative to, hold in confidence all information so provided to such representative upon the same terms as are applicable to Columbia pursuant to Section 8.2.

6.5            D&O Insurance. Except as otherwise approved by the Board, the Company will maintain, from financially sound and reputable insurers, directors and officers liability insurance, in an amount of at least $2 million; provided, that the cost of such directors and officers liability insurance shall be reimbursed by Anteris until completion of Stage 5, as described in the Purchase Agreement or Anteris elects to discontinue additional Contributions as described in Section 2.5 of the Purchase Agreement.

SECTION 7:	Sale of the Company.

7.1	Bring-Along Right.

(a)            Notwithstanding any provision herein to the contrary, if Board and the Major Shareholders approve a Change of Control (an “Approved Sale”), the Major Shareholders shall have the right (the “Bring-Along Right”) to: (i) sell such Shares without complying with the other provisions of this Agreement and (ii) require the other Shareholders (the “Remaining Shareholders”) to join in such transaction at the same price per Share and on the same terms and to the same extent, as set forth in the agreements relating to such Approved Sale. The Major Shareholders shall deliver written notice to the Remaining Shareholders of its intention to accept the Approved Sale and the exercise of the Bring-Along Right, specifying the precise terms and conditions thereof, to include the name of the proposed purchaser, and shall attach a copy of any letter of intent, proposed purchase agreement or other comparable agreement with respect to the Approved Sale. If such transaction is structured so as to require the consent or approval of all or some of the Company’s Shareholders, the Remaining Shareholders hereby agree to vote their Shares in favor thereof, and otherwise consent to and raise no objection to such transaction, and agree not to exercise or otherwise raise any dissenters’ rights, appraisal rights, or other similar rights they may have in connection therewith.

(b)            Notwithstanding anything to the contrary set forth herein, a Shareholder will not be required to comply with Section 7.1(a) in connection with any Approved Sale, unless (i) such Shareholder is not liable for the breach of any representation, warranty or covenant made by another person or entity in connection with the Approved Sale, other than the Company; (ii) liability of such Shareholder shall in no event exceed the amount of consideration payable to such Shareholder in connection with such Approved Sale, except with respect to claims related to fraud by such Shareholder, the liability of which need not be limited as to such Shareholder; (iii) any representations or warranties to be made by such Shareholder in connection with the Approved Sale are limited to representations and warranties related to authority, ownership and the ability to convey title; (iv) such Shareholder and its affiliates are not required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates, except that the Shareholder may be required to agree to terminate the investment-related documents between or among such Shareholder, the Company and/or other shareholders of the Company; and (v) such Shareholder is not required to agree (unless such Shareholder is a Company officer or employee) to any restrictive covenant in connection with the Approved Sale (including, without limitation, any covenant not to compete or covenant not to solicit customers, employees or suppliers of any part to the Approved Sale) or any release of claims other than a release in customary form of claims arising solely in such Shareholder’s capacity as a shareholder of the Company.

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7.2            Tag-Along Right. Notwithstanding any provision herein to the contrary, in the event the Major Shareholders propose to sell, exchange or otherwise dispose of (in the aggregate) all of its Shares of the Company pursuant to an Approved Sale, the Remaining Shareholders shall have the additional right (the “Tag-Along Right”) to sell all of their Shares, without complying with the other provisions of this Agreement related to transfer of Shares, to the proposed buyer at the same price per Share and on the same terms and to the same extent, as set forth in the agreements relating to such Approved Sale. To exercise the Tag-Along Right, the Remaining Shareholders that wish to exercise the Tag-Along Right must provide written notice to the Company within fifteen (15) days following receipt of written notice from the Company regarding the Approved Sale. If the proposed purchaser refuses to accept or abide by the Tag- Along Right, the Major Shareholders shall be prohibited from transferring its Shares to the proposed purchaser.

7.3            Remedies. If a Remaining Shareholder fails to cooperate with the Company as required in connection with the sale of such Remaining Shareholder’s Shares pursuant to this Section 7 and the Board makes a determination to such effect, such Remaining Shareholder constitutes and appoints the Company, with full power of substitution and resubstitution, as the true and lawful attorney in-fact for such Remaining Shareholder and in such Remaining Shareholder’s name, place and stead, solely in its capacity as a holder of Shares, and for such Remaining Shareholder’s use and benefit, to sign, execute, certify, acknowledge, swear to, file, deliver and record any and all agreements, certificates, instruments and other documents which the Company may deem reasonably necessary, desirable, or appropriate solely for the purposes of effecting the Bring-Along Right pursuant to Section 7.1. Further, each such Remaining Shareholder authorizes the Company to take any action the Board deems necessary or advisable in connection with the foregoing, giving the Company full power and authority to do and perform each and every act or thing whatsoever reasonably required or advisable to be done in connection with the foregoing as fully as such Remaining Shareholder might or could do so personally, and ratifying and confirming all that the Company shall lawfully do or cause to be done by virtue of this power of attorney. This power of attorney is a special power of attorney coupled with an interest and is irrevocable, may be exercised by the Company by listing the Remaining Shareholder executing any agreement, certificate, instrument, or other document with the signature of the Company acting as attorney-in-fact for such Remaining Shareholder, shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Remaining Shareholder and shall survive the delivery of an assignment by a Remaining Shareholder of all or any portion of such Remaining Shareholder’s Shares.

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SECTION 8:	Covenants.

8.1            Dispute Resolution. If any dispute arises between the Shareholders concerning the ownership, governance, management, and/or operation of the Company, the Shareholders shall first meet to discuss the issue, and then use good faith and reasonable efforts to resolve the dispute in a manner which is fair and reasonable to all parties. If they cannot resolve the dispute in a manner which is acceptable to all parties, the parties (a) hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the state courts of the State of Minnesota and federal courts sitting in the State of Minnesota in any action or proceeding arising out of or relating to this Agreement or any of the matters contemplated hereby. Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any such Minnesota state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient or unsuitable forum, a defense based on the present or future domiciles of such party or any other reason to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the matters contemplated hereby other than in any such Minnesota state or federal court. Nothing in this Section 8.1, however, will affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AND COVENANTS THAT NONE OF THE PARTIES HERETO OR THEIR AFFILIATES WILL ASSERT ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, IN ANY COURT (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (a) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH, RELATED, OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN TORT OR CONTRACT OR OTHERWISE OR (b) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

8.2            Confidentiality. Each Shareholder agrees that he, she, it will (i) treat and hold as confidential, and (ii) refrain from using (other than in connection with the Company’s business), all information concerning the business and affairs of the Company that is not generally available to the public (“Confidential Information”); provided, however, that a Shareholder may provide Confidential Information on a confidential basis to their agents, advisors, partners, members, stockholders or other owners, as applicable, or to potential transferees (but not to any person who competes with the Company) of Shares (to the extent such transfer would be permitted pursuant to this Agreement). The foregoing provisions will not apply to any Confidential Information which is generally available to the public prior to the time of disclosure, already known to the Shareholder prior to disclosure by the Company, or to the extent a Shareholder receives such Confidential Information independently or develops that same information without in any way relying on any Confidential Information.

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If any Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Shareholder shall, to the extent permitted by law, notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, a Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, such Shareholder, may disclose the Confidential Information to the tribunal; provided, however, that, at the request of the Company, the Shareholder will use their commercially reasonable good faith efforts (at the Company’s sole cost and expense) to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company designates.

8.3            Royalties to V. Bapat and S. Bapat. Following the Effective Date, the Company shall enter into a royalty agreement with V. Bapat and S. Bapat that complies with this Section 8.3. Within thirty (30) days after the end of each calendar year, the Company shall pay a non- refundable and non-creditable royalty at the applicable percentage rate set forth during such calendar year (“Royalty”).

Annual Net Sales of all Products per Calendar Year (in U.S. Dollars) Globally	Royalty Rate (to be shared by V. Bapat and S. Bapat)
$0.00 to $100,000,000.00	2.5%
$100,000,000.01 to $500,000,000.00	5%
Greater than $500,000,000.00	8%

SECTION 9:	Miscellaneous.

9.1            Legends. So long as this Agreement is in effect, all stock certificates of the Company shall have the following legend conspicuously printed or typewritten on the face of the certificate:

These Shares are subject to the restrictions stated on the reverse of this Certificate.

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and shall have the following legend printed or typewritten on the reverse side of the certificate:

THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS, INCLUDING RESTRICTIONS ON ITS TRANSFER, UNDER THE TERMS OF A SHAREHOLDER AGREEMENT, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND SUCH LAWS COVERING SUCH SECURITIES, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, OFFER, PLEDGE OR OTHER DISTRIBUTION FOR VALUE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.

9.2            Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, each of the parties and their respective heirs, representatives, successors and assigns.

9.3            Written Notice. Any notice under this Agreement must be in writing and may be given by registered or certified mail or by personal delivery. If given by registered or certified mail, the notice shall be deemed to have been given and received three (3) days after a registered or certified letter containing such notice, properly addressed to the last known address of the party, with postage prepaid, is deposited in the United States Mail. If provided by overnight express courier (e.g., FedEx), the notice shall be deemed to have been given and received three (3) days after such notice, properly addressed to the last known address of the party, with freight prepaid, is deposited with the overnight express courier. Any notice or other communication to be given to the Company shall be given to any Officer of the Company, other than the person who is giving the notice or communication.

9.4            Controlling Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, without regard to conflicts of law principles.

9.5            Entire Agreement. This Agreement incorporates any subscription, contribution or stock purchase agreements and any exhibits and schedules hereto. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated by this Agreement and supersedes any and all prior agreements and understandings between the parties with respect to that subject matter; provided that the Purchase Agreement, License Agreement, the Side Letter, and the Columbia SPA shall not be superseded.

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9.6            Amendment of Agreement. This Agreement may be modified only by an amendment signed by the Company and the Major Shareholders; provided, however, that (a) the Board may revise Schedule A to reflect the issuance of additional Shares or the transfer of Shares (provided any such issuance or transfer is in compliance with the terms of this Agreement) without the approval of the Shareholders; and (b) Sections 1.6, 1.7, 1.14, 2.3(b), 2.3(c), 2.3(d), and 6.4, may not be amended, otherwise modified or terminated, and Section 7, the last sentence of Section 2.4(a) and Section 2.6(c) may not be amended, otherwise modified or terminated in any manner adverse to Columbia, in each case, without the written consent of Columbia. Any such written amendment or modification will be binding upon the Company and each Shareholder.

9.7            Terminating Events. This Agreement shall terminate automatically when there is only one Shareholder, a Change of Control of the Company (which shall not include Anteris’ right to receive Tranche Two Purchased Shares pursuant to the Purchase Agreement), the Company is dissolved, or the parties to the Agreement unanimously agree to such termination.

9.8            Articles and Bylaws Superseded. The parties agree that this Agreement shall supersede any and all provisions in the Certificate of Incorporation or Bylaws of the Company which are inconsistent with any provision of this Agreement.

9.9            Actions to Carry Out Agreement. Each of the parties to this Agreement and their respective heirs, representatives, successors and assigns, shall do all things and take all actions including, without limitation, the execution and delivery of documents, the voting of Shares, and actions as directors, officers and employees, as may be necessary at any time to carry out and effectuate the terms and conditions of this Agreement.

9.10            Severability. No part of this Agreement will be adversely affected if any other part of it is held invalid or unenforceable.

9.11            Third Party Beneficiaries. The rights and obligations arising under and pursuant to this Agreement are solely for the benefit of the Company, the Shareholders and the Shareholders’ estates, as the case may be, and no other person or entity shall have any rights or privileges hereunder, either as a third party beneficiary or otherwise.

9.12            Specific Performance. It is impossible to measure in money the damages which will accrue to a party hereto or to the personal representatives of the estate of a party by reason of a failure by any party hereto to perform any of the obligations imposed on them under this Agreement. Therefore, if any party defaults under this Agreement regarding their obligations, the other parties shall be entitled to specific performance to enforce their rights under this Agreement.

9.13            Attorneys’ Fees and Costs. In the event of a dispute arising between the parties under this Agreement and suit or arbitration is instituted (subject to compliance with the provisions of Section 8.1), the prevailing party or parties shall be entitled to recover their costs and reasonable attorney’s fees from the non-prevailing party or parties.

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9.14            Counterparts; Facsimile Copies. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which shall constitute one and the same instrument. Copies of this Agreement may be signed and delivered by facsimile or other electronic medium.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

COMPANY:		SHAREHOLDERS:

v2vmedtech, inc.

/s/ Vinayak Bapat		/s/ Vinayak Bapat
By:	Vinayak Bapat	Vinayak Bapat
Its:	Chief Executive Officer
/s/ Urmi Bapat
Urmi Bapat

/s/ Shalaka Bapat
Shalaka Bapat

/s/ Susheel Kodali
Susheel Kodali

/s/ Michael McDonald
Michael McDonald

/s/ Christopher Meduri
Christopher Meduri

The Trustees of Columbia University in the City of New York

/s/ Scot G. Hamilton
		By:	Scot G. Hamilton, AVP
		Its:	Executive Director,
Columbia Technology Ventures

Anteris Technologies Corporation

/s/ Wayne Paterson
		By:	Wayne Paterson
		Its:	Chief Executive Officer

[Shareholder Agreement of v2vmedtech, inc.]

SCHEDULE A

V2V MEDTECH, INC.

SHAREHOLDER SCHEDULE

April 18, 2023

Shareholder	Common Shares	Percentage (rounded to .00)
Vinayak Bapat	3,500,000	23.95%
Urmi Bapat	2,500,000	17.11%
Shalaka Bapat	2,500,000	17.11%
Susheel Kodali	700,000	4.79%
Michael McDonald	200,000	1.37%
Christopher Meduri	100,000	0.68%
The Trustees of Columbia University in the City of New York	730,769	5.00%
Anteris Technologies Corporation	4,384,615	30.00%
TOTALS	14,615,384	100.00%

[Schedule A]

EXHIBIT C

Development Agreement

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Triple asterisks denote omissions.

Development Agreement

This Development Agreement (“Agreement”), effective as of the date last signed below (the “Effective Date”), is by and between v2vmedtech, inc., a Delaware corporation having its principal place of business at [***] (“V2V”) and Anteris Technologies Corporation, a Minnesota corporation having its principal place of business at 860 Blue Gentian Road, Suite 340, Eagan, MN 55121 (“Anteris”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Anteris is a structural heart company and has experience and expertise in developing and commercializing medical devices for cardiovascular applications; and

WHEREAS, V2V and Anteris are parties to a Contribution and Stock Purchase Agreement dated April 18, 2023 (“SPA”), whereby Anteris agreed to provide certain development services in exchange for issuance of equity in V2V to Anteris;

WHEREAS, V2V and Anteris are also parties to the v2vmedtech, inc. Shareholder Agreement dated April 18, 2023 (“Shareholder Agreement”);

WHEREAS, V2V and Anteris wish to confirm their roles and responsibilities regarding development and commercialization activities, as well as IP ownership.

NOW, THEREFORE, in consideration of the mutual covenants and terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Definitions. For purposes of this Agreement, the following terms have the following meanings:

1.1            “Affiliate” means a Person that, directly or indirectly, is controlled by, controls or is under common control with, another Person. As used in the preceding sentence, “control” shall mean (a) the ownership of more than 50% of the voting securities or other voting interest of any Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.2            “Anteris Field of Use” means medical device applications other than the V2V Field of Use.

1.3            “Anteris Intellectual Property” means all inventions (whether patentable or unpatentable), trademarks, trade names, domain names, copyrightable works, other work product, and Know-How of Anteris existing as of the Effective Date of this Agreement or invented, created, conceived, developed, or otherwise made thereafter other than in connection with Development of the Products hereunder and without reference to the V2V Technology, and all Intellectual Property Rights related thereto.

1.4            “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Minneapolis, MN are authorized or required by Law to be closed for business.

1.5            “Change of Control” means, with respect to a Party: (a) an acquisition, reorganization, merger, or consolidation of such Party by or with a Third Party in which the holders of the voting securities of such Party outstanding immediately before such transaction cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such transaction; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates (if applicable), becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets.

1.6            “Clinical Trial” means any human clinical trial.

1.7            “Columbia License” means the Exclusive License Agreement dated March 31, 2022 between V2V and Columbia, as may be amended.

1.8            “Commercialization” means the conduct of any and all activities, whether before or after Regulatory Approval has been obtained, directed to the promotion, marketing, commercial sale, distribution, or importation for commercial sale of the Products, including pricing, reimbursement, order processing, invoicing, sales, detailing (in person or by digital media), regulatory affairs related to enrollment of the first patient in a pivotal study, scientific and medical affairs, inventory management, handling, delivery, and customer support. Commercialization does not include Development or Manufacture. “Commercialize” means to engage in Commercialization.

1.9            “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, the performance of such obligations using efforts and resources consistent with those commonly used by medical device companies of similar size and profile in the cardiovascular industry and having similar resources or access to resources to fulfill a similar obligation concerning a product of similar commercial potential at a similar stage in development or product life as such Product, taking into account safety and efficacy, the regulatory environment, patent coverage, competitive market conditions, profitability and financial return, and all other relevant legal, scientific, technical, and commercial factors, in each case as prevailing at the time the obligations are carried out.

1.10           “Confidential Information” means all non-public, confidential, or proprietary information and materials of a Party or its Affiliates, whether in oral, written, electronic, or other form or media, whether or not such information and materials are marked, designated, or otherwise identified as “confidential” and includes any information and materials that, due to the nature of the subject matter or circumstances surrounding the disclosure thereof, would reasonably be understood to be confidential or proprietary. Without limiting the foregoing, Confidential Information includes [***].

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Confidential Information does not include information or materials that the receiving Party can demonstrate by documentation: (w) was already known to the receiving Party or its Affiliates without restriction on use or disclosure prior to the disclosure of such information directly or indirectly by or on behalf of the disclosing Party; (x) was or is independently developed by the receiving Party or its Affiliates without reference to or use of any Confidential Information of the disclosing Party; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the receiving Party or its Affiliates; or (z) was disclosed to the receiving Party or its Affiliates by a Third Party who was not, at the time of disclosure, under any obligation to the disclosing Party or any other Person to maintain the confidentiality of such information.

1.11         “Contributions” has the meaning set forth at Section 2.2 of the SPA.

1.12         “Control” means, with respect to any Intellectual Property Rights, the possession by a Party, whether by ownership or license (other than a license granted to such Party under this Agreement), of the right to grant access to or a license (or sublicense) under such Intellectual Property Rights on the terms and conditions set forth in this Agreement without requiring the consent of any Third Party or violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required under this Agreement to grant the other Party such access or license.

1.13         “Cover” means, as to a particular subject matter at issue and a Valid Claim of a relevant Patent Right, that, in the absence of a license granted under, or ownership of, such Patent Right, the making, using, selling, offering for sale, or importation of such subject matter would infringe such Valid Claim in an issued patent of such Patent Right.

1.14          “Dedicated Engineer” has the meaning set forth on Schedule 1.

1.15          “Development” means the conduct of any and all activities directed to non-clinical, pre-clinical, or clinical research and development relating to medical devices, including research, engineering, characterization, development, modification, optimization, statistical analysis and report writing, quality assurance/quality control, regulatory, voice-of-customer and other marketing activities, Clinical Trials, all other activities necessary to seek, obtain, and maintain Regulatory Approval, and management of the foregoing activities. Development does not include Commercialization but may include Manufacturing to the extent applicable. “Develop” means to engage in Development.

1.16         “Development Contributions” has the meaning set forth at Section 2.4 of the SPA.

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1.17         “Development Data” means all data generated from any Development activities for the Products.

1.18         “FDA” means the United States Food and Drug Administration and any successor thereto.

1.19         “FIH” means the first use of the Products in a one cohort of patients in an early feasibility study or Clinical Trial conducted anywhere in the world.

1.20         “FIH Completion” means completion of completion of one FIH in the Mitral Valve Field or the Tricuspid Valve Field with results that meet or exceed expectations for the FIH.

1.21         “First Commercial Sale” means, with respect to any Product in any jurisdiction worldwide, the first arm’s length sale of such Product after Regulatory Approval for such Product in such jurisdiction has been granted. First Commercial Sale does not include any sale or other distribution for use in a Clinical Trial or other Development activity, promotional use (including samples), or compassionate use.

1.22         “Governmental Authority” means any federal, state, national, provincial, or local government, or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

1.23         “Indemnified Claim” has the .meaning set forth in Section 9.1.

1.24         “Indemnified Party” means a Licensor Indemnified Party or a Licensee Indemnified Party.

1.25         “Indemnifying Party” has the meaning set forth in Section 9.3.

1.26         “Initial Shareholders” has the meaning set forth in the SPA.

1.27         “Intellectual Property Rights” means rights in Know-How, Patent Rights, Trademarks, copyrights, and other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction in the Territory.

1.28         “Know-How” means all information, data, know-how, trade secrets, inventions, developments, improvements, modifications, discoveries, processes, procedures, techniques, compositions, methods, formulas, formulations, protocols, result of experimentation or testing, technology, ideas, results, and documentation thereof (including related papers, invention disclosures, laboratory notebooks, drawings, flowcharts, diagrams, and specifications), in each case whether or not copyrightable or patentable, and whether in written, electronic, oral, or any other tangible or intangible form or medium.

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1.29         “Law” means any national, supranational, regional, federal, state, or local statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, guidance, directive, permit (including any Regulatory Approval), or other requirement of any Governmental Authority (including any Regulatory Authority).

1.30         “Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including professional fees and reasonable attorneys’ fees, that are incurred in a final, non-appealable judgment, administrative proceeding, or arbitral proceeding.

1.31         “Manufacturing” means the conduct of any and all activities directed to the production and manufacture of the Products or any component thereof, whether for use in non-clinical or clinical studies or for commercial sale, including test method development and stability testing, formulation, process development, validation, scale-up, fill, finish, packaging, labeling, quality assurance and quality control development and testing, release, shipment, and warehousing. “Manufacture” means to engage in Manufacturing.

1.32         “Manufacturing Know-How” means all Know-How that is necessary to Manufacture the Product.

1.33         “Mitral Valve Field” means the treatment of the human mitral heart valve.

1.34         “Party” has the meaning set forth in the preamble.

1.35         “Patent Rights” means all rights and interests in issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and utility models).

1.36         “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

1.37         “Product” means the transcatheter edge-to-edge repair (“TEER”) solution consisting of (a) the clip, (b) the catheter, and (c) any other equipment necessary to implant or retrieve the clip.

1.38         “Product Mark” has the meaning set forth in Section 5.4.

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1.39         “Quarterly Period” means each period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.

1.40         “Regulatory Approval” means all technical, medical and scientific licenses, registrations, and approvals (including pricing and reimbursement approvals) necessary for the Commercialization of a Product in a regulatory jurisdiction.

1.41         “Regulatory Authority” means the FDA and any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council, or other Governmental Authority involved in granting Regulatory Approval in a regulatory jurisdiction.

1.42         “Regulatory Filings” means all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, and pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers with respect to the testing, research, Development, registration, Manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other Commercialization of a Product made to or received from any Regulatory Authority in a regulatory jurisdiction.

1.43         “Regulatory Materials” means all Regulatory Filings, Regulatory Approvals, correspondence, meeting minutes, and other materials reflecting submissions or communications with a Regulatory Authority concerning the Product.

1.44         “Representative” means a Party’s employees, contractors, agents, officers, directors, consultants, and legal, technical, and business advisors.

1.45         “Removable Clips” shall mean [***].

1.46         “Subcontractor” has the meaning set forth in Section 2.2(a).

1.47         “Term” has the meaning set forth in Section 10.1.

1.48         “Territory” means worldwide.

1.49         “Third Party” means a Person other than a Party or a Party’s Affiliate.

1.50         “Third Party IP Claim” has the meaning set forth in Section 6.5.

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1.51         “Trademarks” means all trademarks, service marks, brands, logos, trade dress, trade names, and other indicia of source or origin.

1.52         “Tricuspid Valve Field” means the treatment of the human tricuspid heart valve.

1.53         “V2V Field of Use” means transcatheter edge-to-edge repair to treat regurgitation in the Mitral Valve Field and the Tricuspid Valve Field.

1.54         “V2V Know-How” means all Know-How Controlled by V2V as of the Effective Date or at any time during the Term that is necessary or reasonably useful for the Development, Manufacture, or Commercialization of the Products.

1.55         “V2V Patent Rights” means (a) the patents and patent applications listed on Schedule 2; (b) all Patent Rights in the Territory Controlled by V2V as of the Effective Date or at any time during the Term that claim a domestic benefit or priority directly or indirectly to, or have a common domestic benefit or priority date with, any of the patents and patent applications listed on Schedule 2. V2V Patent Rights includes the patents of the Columbia License.

1.56         “V2V Technology” means the Products, V2V Know-How, and the V2V Patent Rights.

1.57         “Valid Claim” means: a claim of an issued and unexpired Patent Right that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other Governmental Authority of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re- examination, inter partes review, post-grant review, or disclaimer or otherwise.

2.             V2V Licenses for Development.

2.1           Collaboration; V2V License Grant to Anteris.

(a)            In connection with the SPA and the Shareholder Agreement, V2V has engaged Anteris to be V2V’s exclusive partner to Develop the Products in the Territory. During the Term, V2V shall not engage any Third Party to Develop the Products in the Territory without the prior written consent of Anteris.

(b)            Subject to the terms and conditions of this Agreement, V2V hereby grants to Anteris a license, under the V2V Technology and V2V Product Marks (subject to Section 5.4), to Develop the Products during the Term.

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2.2           Subcontracting.

(a)              Subcontracting. Anteris may, without the prior consent of V2V, engage one or more contract service providers to perform Development (each, a “Subcontractor”), solely to the extent necessary to perform such activities as an agent of Anteris; provided that any subcontract entered into by Anteris will not relieve Anteris of any obligations delegated thereunder.

(b)            Compliance of Subcontractors. Anteris is responsible for the compliance of its Subcontractors with the terms and conditions of this Agreement, and any act or omission of a Subcontractor that would be a material breach of this Agreement if performed by Anteris will be deemed to be a material breach by such Party.

2.3            No Implied Licenses. Except as expressly set forth in this Agreement, neither Party will be deemed by estoppel or implication to have granted the other Party any license or other right to any Intellectual Property Rights of such Party, its Affiliates, or its licensors.

3.             Relationship Managers. Each Party shall appoint a Representative to serve as such Party’s primary liaison (each, a “Relationship Manager”) with the other Party for all matters relating to the collaboration and to facilitate communication between the Parties. Each Party may replace its Relationship Manager at any time by providing notice to the other Party. The initial Relationship Managers are set forth on Schedule 1.

4.             Development; Regulatory Approvals.

4.1           Development Plan.

(a)           Anteris shall conduct all Development of the Products, including all activities necessary to obtain and maintain Regulatory Approvals on behalf of V2V, in accordance with the plan and operating budget approved by the V2V Board (as updated or amended from time to time in accordance with Section 4.1(b), the “Development Plan”). Anteris shall include in the Development Plan:

(i)            a reasonably detailed description of the Development program for the Product;

(ii)           plans for conducting Clinical Trials; and

(iii)          a timeline for all such Development activities, including timelines for conducting Clinical Trials and deadlines for submitting Regulatory Filings.

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(b)            At least once each Quarterly Period, Anteris shall prepare updates and amendments to the then-current Development Plan and present such updates and amendments to the V2V Board. Any material amendments to the Development Plan must be approved by the V2V Board. Upon such approval, each amended Development Plan will be effective and supersede the previous Development Plan as of the date of such approval.

4.2           Development Milestones; Development Costs.

(a)            Development Milestones. The development milestones are provided on Schedule 1 and shall be consistent with the terms of the milestones of the SPA.

(b)            Development Contributions. Anteris shall be solely responsible for the cost of Development of the Products during the Term, including any expenses associated with the prosecution of the V2V Patent Rights, and such costs shall be considered Development Contributions. Schedule 1 sets forth certain costs related to the Development of the Products.

(i)            Equipment. If Anteris needs to make capital expenditures on any equipment for the project, such capital expenditures shall be treated (i) [***]% as Development Contributions, if [***]% used for the Development of the Products; or (ii) as Development Contributions at such percentage as used for the Development of the Products if used for other activities of Anteris.

(ii)           Facilities. If Anteris needs to lease additional space in order to perform the Development services, the rent and any other fees paid in cash for such additional space will be deemed Development Contributions, provided that such facilities are used solely for the Development of Products.

(iii)          Personnel.

(A)            Dedicated V2V Personnel. Anteris will hire one or more employees or independent contractors who will be devoted [***]% to the Development of the Products and all compensation for such personnel shall be considered Development Contributions.

(B)            Other Anteris Personnel. Incurred internal personnel costs of Anteris will be allocated as Development Contributions on a pro-rata basis using an Hourly Rate for such personnel multiplied by the actual number of hours devoted to Development. “Hourly Rate” shall be determined, for salaried employees, based on their annual compensation (including bonus, benefits, and taxes paid by Anteris) divided by their working hours.

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(iv)            Third Party Invoices. Invoices for Subcontractors and other Third Parties used to Develop the Products shall be allocated as Development Contributions.

(v)            Other Costs and Expenses. All Third Party costs and expenses directly related to the Development of Products shall be allocated to Development Contributions on a pass-through basis, with no markup or administrative fee added by Anteris.

4.3           Reporting.

(a)              Status Reporting. Anteris shall keep V2V reasonably informed of the Development activities.

(b)              Financial Reporting. Anteris shall provide quarterly reports of its Development Contributions for the Project (the “Quarterly Reports”) to V2V. These Quarterly Reports shall (i) reasonably identify the Development Contributions allowed under Section 4.2(b); and (ii) if reasonably requested by V2V, include copies of any invoices or other supporting documentation for any payments to a Third Party. The parties shall seek to resolve any questions related to such accounting statements within [***] days following receipt by V2V of a respective Quarterly Report. The Quarterly Reports shall be Confidential Information.

4.4           Diligence. Anteris, directly or through its Affiliates or Subcontractors, shall use Commercially Reasonable Efforts to Develop the Products and, when appropriate as determined in its reasonable judgment based on Development Data, work with V2V to obtain Regulatory Approval for the Products in accordance with the Development Plan. All Regulatory Approvals for the Products shall be held by V2V with Anteris providing regulatory support services as discussed at Section 4.7.

4.5           V2V and its Owners’ Cooperation.

(a)            Without limiting Anteris’s obligations under Section 4.2, all of the Initial Shareholders (other than [***]) shall cooperate with and provide all reasonable assistance to Anteris’s Development of the Products in accordance with the Development Plan at no charge to Anteris (except in accordance with any consulting agreement pursuant to Section 4.5(b)) or Columbia, at least until FIH Completion.

(b)            If Anteris exercises its rights under Section 2.4(a) of the Shareholder Agreement, Anteris shall offer consulting agreements to [***] at fair market value and on reasonable and customary terms to assist in the clinical development, regulatory approval and Commercialization of the Product.

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4.6           Regulatory Materials. Anteris shall provide V2V with a draft of all Regulatory Filings for Products within a reasonable time prior to submission to a Regulatory Authority to allow V2V a reasonable opportunity to review and comment on such Regulatory Filings and to receive any updated drafts as needed. Anteris shall consider V2V’s comments on such Regulatory Filings in good faith, but has no obligation to accept any comments of V2V, except to the extent that failure to incorporate such comment could reasonably be expected to have a material adverse effect on the Development of the Product. V2V shall submit all Regulatory Filings for the Products in the name of V2V or its Affiliate or designee, and all resulting Regulatory Approvals will be owned by, and held in the name of, V2V or its Affiliate or designee.

4.7            Regulatory Filings Support. Anteris shall provide V2V with all reasonable assistance in obtaining Regulatory Approval for the Products, including allocating time and resources from Anteris staff to regulatory services for V2V, providing necessary documents or supporting data and materials required by applicable Laws to obtain Regulatory Approval, and attending meetings with Regulatory Authorities in the Territory relating to the Product.

4.8            Rights of Reference. Without any additional consideration, each Party hereby grants to the other Party and its Affiliates and its licensees a Right of Reference and Use, as that term is defined in 21 C.F.R. § 314.3(b), to all of its Regulatory Materials to the extent necessary or reasonably useful for such other Party to Develop the Product or to develop products other than in the Field. Each Party agrees to provide an appropriate Letter of Authorization upon request of the other Party to enable reference of Regulatory Materials on file with a Regulatory Authority.

4.9            Regulatory Inspections. If any Regulatory Authority (a) contacts a Party or its Affiliates or any of their licensees or contractors with respect to the alleged improper Development, Manufacture, or Commercialization of the Product; (b) conducts, or gives notice of its intent to conduct, an inspection at such Party’s or its Affiliate’s or any of their licensees’ or contractors’ facilities used in the Development or Manufacturing of the Product; or (c) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of such Party or its Affiliates or any of their licensees or contractors that could reasonably be expected to materially adversely affect the Development, Manufacture, or Commercialization of any Product, in or outside the Territory, then such Party shall promptly notify the other Party of such contact, inspection, or notice and shall provide the other Party with copies of all communications, records, and other Regulatory Materials provided to or received from the Regulatory Authority in connection therewith.

4.10         Removable Clips. In its Development activities, Anteris shall use reasonable efforts to incorporate into the first generation of the Products or demonstrate an intent and plan to use the Removable Clips in a future iteration of the Products. Any costs associated with Development of the Removable Clips shall count as Development Contributions and be accounted for according to Sections 4.2 and 4.3.

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5.             Manufacture and Commercialization.

5.1           Commercial Supply. As between the Parties, V2V is solely responsible for the Manufacture, itself or through one or more Third Party contract manufacturers designated by V2V for all requirements for Manufacturing of Products.

5.2            Manufacturing Know-How Transfer. Upon V2V’s request, Anteris shall disclose and deliver all Manufacturing Know-How in its possession to V2V or its designated contract manufacturers under Section 5.1 for use in Manufacturing the Products for Commercialization. Anteris shall use Commercially Reasonable Efforts to complete such Manufacturing Know-How transfer within [***] days after the request from V2V.

5.3            Technical Assistance. In connection with any Manufacturing Know-How transfer under Section 5.2 at V2V’s request, Anteris shall provide reasonable technical assistance to enable V2V (or its designated contract manufacturers under Section 5.1) to use such Manufacturing Know-How to Manufacture the Products at no cost to V2V.

5.4            Product Marks. Anteris shall use the Trademarks selected by V2V (each, a “Product Mark”) in the Development and Manufacture of the Products. As between the Parties, V2V will solely own all right, title, and interest in the Product Marks throughout the world, and all goodwill accruing from Anteris’s use of any Product Mark under this Agreement will inure solely to the benefit of V2V.

5.5            Commercialization. As between the Parties, V2V is solely responsible for the Commercialization of the Products. Anteris may, in its sole discretion and subject to Section 2.5 of the Shareholder Agreement, assist V2V in Commercialization of the Products. Any costs associated with Commercialization by Anteris prior to Regulatory Approval in the United States shall count as Development Contributions and be accounted for according to Sections 4.2 and 4.3.

6.             Intellectual Property Rights.

6.1            Pre-Existing IP Rights. As between the Parties, V2V owns, or has a license to, all Intellectual Property Rights in and to the V2V Technology existing prior to the Effective Date (“Pre-Existing IP”). The Pre-Existing IP includes (i) the patents of the Columbia License and any additional patent filings claiming priority to the Columbia IP (including divisional filings, continuation filings, and continuation-in-part filings) and (ii) the Intellectual Property Rights to the Removable Clips.

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6.2           Developed Technology; Development Data.

(a)            Developed Technology. As between the Parties, and subject to the terms of this Agreement, V2V will own all right, title, and interest in and to any Intellectual Property Rights invented, created, conceived, developed, or otherwise made in the Development of the Products during the Term by Anteris or its personnel or Subcontractor (“Developed Technology”), and all Development Data. For the avoidance of doubt, Developed Technology includes any Know-How (such as, but not limited to Manufacturing Know-How arising through the Development of the Products) but excludes the Pre-Existing IP. Anteris hereby assigns to V2V all right, title and interest in and to all Development Technology and Development Data, including any Intellectual Property Rights therein. Anteris shall be responsible for paying all patent filing fees and costs regarding the Developed Technology during the Term, and such fees shall be deemed Development Contributions.

(i)            License To Anteris. V2V shall grant, and hereby does grant, Anteris a perpetual, worldwide, royalty free, fully paid up, sublicensable, transferable, exclusive license to the Developed Technology and Development Data in the Anteris Field of Use. In the event V2V and Anteris, in good faith, agree that any Developed Technology includes inventions with a greater applicability in the Anteris Field of Use, the Parties shall separately determine ownership of such Developed Technology, provided that in any event, V2V shall have at least a non-exclusive license to make, have made, import, use, sell or offer for sale, including to research, Develop, Manufacture, and Commercialize, and exploit in the V2V Field of Use. The rights in this Section 6.2(a)(i) shall survive any termination or expiration of this Agreement.

(b)            Anteris Intellectual Property. As of the Effective Date, Anteris does not intend to incorporate any Anteris Intellectual Property and will not do so without prior written agreement of V2V. To the extent that V2V seeks to incorporate any Anteris Intellectual Property into the Products, and such Anteris Intellectual Property is necessary to Develop, Manufacture, and Commercialize the Products, Anteris and V2V will negotiate a license agreement in good faith for use of the Anteris Intellectual Property in the V2V Field.

(c)            Third Party Intellectual Property. Other than any Developed Technology or Developed Data, Anteris will not incorporate, to Anteris’s knowledge, any Intellectual Property Rights of any Third Party in Development under this Agreement without prior written agreement of V2V.

(d)            Employees and Contractors. Each Party shall promptly disclose to the other Party all Developed Technology and Development Data arising from the activities of such Party. Each Party shall fully cooperate and take all further actions, as the other Party may reasonably request and at the requesting Party’s expense, to effectuate the allocation of ownership set forth in this Section 6. Without limiting the foregoing, each Party shall ensure that each of its and its Affiliates’ Representatives performing Development activities, before commencing such activities, is bound by written invention assignment and confidentiality obligations, including to: (i) promptly report any invention, discovery, or other Intellectual Property Right invented, created, conceived, developed, or otherwise made by such employee, agent, or independent contractor; (ii) presently assign to the applicable Party all of their right, title, and interest in and to any such invention, discovery, or other Intellectual Property Right; (iii) cooperate in the preparation, filing, prosecution, maintenance, and enforcement of any such invention; and (iv) perform all acts and execute, acknowledge, and deliver any and all documents, required for effecting the obligations and purposes of this Section 6.2.

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6.3           Patent Filings.

(a)            All patent filing fees and other reasonable expenses incurred in connection with the protection of Pre-Existing IP (as defined in Section 6.1) shall be paid by V2V, subject to reimbursement by Anteris during the Term and such reimbursement shall accrue to the Development Contributions of Anteris. If at any time during the Term, V2V ceases to own, or have a license to, the patents of the Columbia License or the Intellectual Property Rights to the Removable Clips, it shall immediately notify Anteris in writing and Anteris shall no longer provide reimbursement for any fees or cost associated with such Pre-Existing IP.

(b)            During the Term, Anteris shall, in its reasonable discretion and in the name of V2V, prepare, file, and prosecute all patent applications and maintain all issued patents, as well as re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to the Developed Technology (“Development Patent Filings”). Anteris shall be responsible for all patent filing fees and other reasonable expenses associated with the prosecution and maintenance of Development Patent Filings during the Term.

(c)            During the Term, if Anteris intends to abandon or cease prosecution or maintenance of the Development Patent Filings under Section 6.3(a) based on a reasonable assessment of patentability, Anteris shall provide prior notice to V2V of such intention (which notice must be given reasonably in advance of the next deadline to take any action in the relevant patent office necessary to maintain the existing patent right). No later than thirty (30) days after such notice from Anteris, V2V shall provide written notice of its intent to assume prosecution and maintenance of such Development Patent Filing at its own expense (not to be funded by Anteris) and using patent counsel of its choosing. If V2V does not notify Anteris of its election within such [***] day period, Anteris may continue or discontinue prosecution and maintenance of such Development Patent Filing in its discretion.

(d)            After the Term, if V2V intends to abandon or cease prosecution or maintenance of any licensed patent right under Section 6.2(a)(“V2V Licensed Patent Right”), V2V shall provide prior notice to Anteris of such intention (which notice must be given reasonably in advance of the next deadline to take any action in the relevant patent office necessary to maintain the existing patent right). Upon Anteris’s written election provided no later than [***] days after such notice from V2V, V2V shall either (i) continue prosecution and maintenance of such V2V Licensed Patent Right at Anteris’s direction and expense; or (ii) permit Anteris to assume prosecution and maintenance of such V2V Licensed Patent Right at its own expense and using patent counsel of its choosing. If Anteris does not notify V2V of its election within such [***] day period, V2V may continue or discontinue prosecution and maintenance of such V2V Licensed Patent Right in its discretion. If Anteris elects to assume prosecution or maintenance of any V2V Licensed Patent Right in accordance with this Section 6.3(d), for the avoidance of doubt, as between the Parties, such Patent Right shall remain owned by V2V unless the parties otherwise agree to assign the V2V Licensed Patent Right to Anteris or its designee.

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(e)            Each Party shall, and shall cause its Affiliates and Representatives to, provide all reasonable assistance and cooperation in connection with prosecution and maintenance activities under this Section 6.3, including by making its employees, agents, and independent contractors reasonably available and executing any necessary documents or instruments, including powers of attorney. For avoidance of doubt, Anteris shall be responsible for all expenses associated with the prosecution and maintenance of V2V Patent Filings during the Term.

6.4           Enforcement of Intellectual Property Rights.

(a)            Notification. If either Party becomes aware of any (i) known or suspected infringement or misappropriation by a Third Party of any V2V Technology, Development Technology, or any Intellectual Property Rights therein , or (ii) pending or threatened declaratory judgment, opposition, or similar action or proceeding alleging the invalidity, unenforceability, or infringement of any V2V Technology, Development Technology, or any Intellectual Property Rights therein, such Party shall promptly notify the other Party and provide the other Party with all information available to it regarding such matter.

(b)            Enforcement Rights. As between V2V and Anteris, V2V has the first right, but no obligation, to initiate and control any legal proceeding or take other appropriate action against any infringement or misappropriation of, or to defend against any challenge to, any V2V Technology, Developed Technology, or any Intellectual Property Rights therein at its own expense and as it reasonably determines appropriate.

(c)            Cooperation. At the request and expense of V2V, Anteris shall provide reasonable assistance and cooperation in connection therewith.

(d)            Settlement. V2V may enter into a settlement, consent judgment, or other voluntary final disposition thereof without Anteris’s consent; provided that such settlement or other disposition does not require any payment or other liability or admission by Anteris and could not otherwise reasonably be expected to adversely affect Anteris.

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(e)            Recoveries. Any recoveries resulting from any enforcement action (including by settlement or other disposition) first will be applied to reimburse any reasonable expenses and legal fees incurred in the conduct of such proceedings and reimbursed by Anteris as Development Contributions, and any remaining recoveries will be allocated to V2V.

6.5           Defense of Third-Party Intellectual Property Claims. Each Party shall promptly notify the other Party upon becoming aware of any actual or threatened claim that the Development, Manufacture, or Commercialization of any Product infringes or misappropriates the Intellectual Property Rights of a Third Party (each, a “Third Party IP Claim”). If either Party is entitled to indemnification under this Agreement with respect to any Third Party IP Claim, then the terms and conditions of Section 9 will apply to such Third Party IP Claim. Each Party shall keep the other Party reasonably informed of all material developments in connection with any Third Party IP Claim, and the other Party shall consult with and offer reasonable assistance to the Party defending against such Third Party IP Claim, at the defending Party’s cost and expense.

7.             Confidentiality; Publicity.

7.1           Confidentiality Obligations. Each Party acknowledges that it may receive or gain access to the other Party’s Confidential Information. Except as provided in Section 7.2 or otherwise agreed in writing by the Parties, each Party, as the receiving Party of the other Party’s Confidential Information, shall:

(a)            use at least the same standard of care to protect and safeguard the confidentiality of the disclosing Party’s Confidential Information as the receiving Party uses to protect its own Confidential Information (but no less than reasonable care); and

(b)            not use or disclose, nor permit to be used or accessed, the disclosing Party’s Confidential Information for any purpose other than to exercise the receiving Party’s rights or perform its obligations under this Agreement.

7.2           Exceptions. Notwithstanding the foregoing obligations of confidentiality and restrictions on use, the receiving Party may disclose the disclosing Party’s Confidential Information:

(a)            to the receiving Party’s and its Affiliates’ Representatives (including Subcontractors) who (i) have a need to know such Confidential Information to assist the receiving Party or act on its behalf in accordance with Section 7.1(b); and (ii) are bound by written agreements containing confidentiality and non-disclosure obligations at least as restrictive as those set forth in Section 7.1; provided that the receiving Party shall ensure compliance with, and be liable for any breach of, Section 7.1 by any such Representatives;

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(b)            to the extent necessary to comply with a court order or other applicable Law, including regulations promulgated by security exchanges; provided that the receiving Party shall provide prompt notice of such required disclosure to the disclosing Party and cooperate with the disclosing Party’s efforts to obtain a protective order, confidential treatment, or other limitation on such required disclosure; and

(c)            to actual or prospective acquirers, investors, lenders, and other financial or commercial partners (and to their respective advisors, agents, and representatives) to the extent reasonably necessary for evaluating or carrying out a transaction with such Persons, in each case under written obligations of confidentiality and non-disclosure at least as restrictive as those set forth in Section 7.1.

7.3           Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information, monetary damages may not be a sufficient remedy for any breach of this Section 8. Therefore, in addition to all other remedies available at Law, a Party is entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 7.

7.4           Press Release; Public Announcements. Anteris has the right to issue an initial press release announcing this Agreement once fully executed. Following the issuance of such initial press release announcing this Agreement, neither Party shall issue any press release, communicate with the media, or make any other public statement (orally or in writing) concerning the subject matter of this Agreement without the prior written consent of the other Party (which may not be unreasonably withheld, conditioned, or delayed), except if and to the extent such Party determines that it is required to make any public disclosure or filing regarding the subject matter of this Agreement (“Required Disclosure”): (a) by applicable Law; (b) pursuant to any rules or regulations of any securities exchange of which the securities of such Party or any of its Affiliates are listed or traded; or (c) in connection with enforcing its rights under this Agreement. In each case pursuant to clauses (a) or (b) of this Section 7.4, the Party making any Required Disclosure shall consult with the other Party regarding the substance of the Required Disclosure (including any provisions of this Agreement to be redacted) and provide the other Party a reasonable opportunity (taking into account any legally mandated time constraints) to review and comment on the content of the Required Disclosure prior to its publication or filing. Notwithstanding the foregoing, V2V acknowledges that Anteris or its Affiliates are publicly traded on the Australian Securities Exchange or other securities exchanges, are subject to the rules and regulations of such securities exchange as required by applicable Law, and may not be able to provide advance notice of a public statement filed with such securities exchange to V2V and V2V agrees that such failure to provide advance notice shall not be deemed a breach of this Agreement.

7.5           Privileged Communications. In furtherance of this Agreement, it is expected that the Parties will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential in accordance with this Section 7, that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between V2V and Anteris, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of any Patent Rights. In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense agreement. In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings with a Third Party that could conceivably implicate privileges maintained by the other Party.

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Notwithstanding anything contained in this Section, nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to the Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Section.

8.             Representations and Warranties; Covenants.

8.1           Mutual Representations and Warranties. Each Party represents and warrants to the other that:

(a)            it is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation, organization, or chartering, and has the full power and authority to enter into this Agreement and to perform its obligations;

(b)            the execution of this Agreement by such Party’s Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of such Party;

(c)            when executed and delivered by such Party, this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms;

(d)            the execution, delivery, and performance of this Agreement by such Party does not violate, conflict with, require consent under, or result in any breach of or default under any applicable Law; and

(e)            it has not been debarred or disqualified and is not the subject of any pending or threatened debarment or disqualification proceedings or other notice of non-compliance or enforcement action by any Regulatory Authority.

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8.2           Additional Representations and Warranties of V2V. V2V represents and warrants to Anteris that:

(a)            V2V has the right to grant the rights and licenses granted to Anteris hereunder;

(b)            V2V has not granted, and is not under any obligation to grant, to any Third Party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest that conflicts with the rights and licenses granted to Anteris hereunder;

8.3           Additional Representations and Warranties of Anteris. Anteris represents and warrants to V2V that:

(a)            Anteris has the right to grant the rights and licenses granted to V2V hereunder; and

(b)            as of the Effective Date, it believes in good faith that it has sufficient resources necessary to perform its obligations under this Agreement, including to use Commercially Reasonable Efforts to Develop the Products.

8.4           Mutual Covenants.

(a)            Compliance with Laws. Each Party shall comply and shall ensure that its Affiliates, and its and their Representatives (including Subcontractors) comply with all applicable Laws in the exercise of its rights and performance of its obligations under this Agreement. Without limiting the foregoing, each Party shall not, and shall ensure that its Affiliates,and its and their Representatives (including Subcontractors) do not, directly or indirectly, offer, give, pay, promise to pay, or authorize the payment of any bribes, kickbacks, influence payments, or other unlawful or improper inducements to any Person (including any Regulatory Authority) in whatever form (including gifts, travel, entertainment, contributions, or anything else of value).

(b)            Debarment. Each Party shall not, and shall ensure that its Affiliates and Subcontractors do not, employ or engage any Person who has been debarred or disqualified or, to its knowledge, is the subject of any pending or threatened debarment or disqualification proceedings or enforcement action by a Regulatory Authority in connection with activities relating to the Product. Each Party shall immediately notify the other Party in writing if it or any of its Affiliates, licensees, Subcontractors or any Person they have employed or engaged in connection with activities relating to the Product has been debarred or disqualified or is the subject of any pending or threatened debarment or disqualification proceedings or enforcement action by a Regulatory Authority, and such Party shall cease, and shall ensure that its Affiliates and Subcontractors cease, employing or using the services of such Person in connection with activities relating to the Product.

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(c)            No Conflicting Grants. Each Party shall not assign, transfer, convey, or otherwise encumber its right, title, or interest in, or grant any right to any Third Party under (i) the V2V Technology or Development Data, in the case of V2V, in a manner that is inconsistent with the licenses granted to Anteris under Section 2.1; or (ii) in the case of Anteris, in a manner that is inconsistent with the license granted to V2V under Section 6.2(b).

8.5          No Guarantee of Success. Notwithstanding anything to the contrary in this Agreement, neither Party makes any representation, warranty, or covenant, either express or implied, that any Product will be successfully Developed, will obtain Regulatory Approval throughout the Territory, or, if Regulatory Approval is obtained, will achieve any level of sales, or that any other Development or Commercialization results will be achieved. Nothing in this Agreement will be construed as representing an estimate or projection of: (a) the number of Products that will or may be Developed or Commercialized under this Agreement; (b) the successful Development or Commercialization of any Product; or (c) anticipated sales or the actual value of any Products that may be successfully Developed or Commercialized under this Agreement.

8.6          Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SAFETY, ABSENCE OF ERRORS OR OMISSIONS, ACCURACY, OR COMPLETENESS (INCLUDING OF ANY CONFIDENTIAL INFORMATION OR MATERIALS, TECHNICAL ASSISTANCE, TECHNIQUES, OR PRACTICES DISCLOSED OR PROVIDED HEREUNDER), THE PROSPECTS OR LIKELIHOOD OF SUCCESS (FINANCIAL OR OTHERWISE) OF THE COLLABORATION OR THE PRODUCTS, OR THE VALIDITY, SCOPE, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS.

9.             Indemnification.

9.1           Indemnification by V2V. V2V shall indemnify, defend, and hold harmless Anteris and its Affiliates, and each of Anteris’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, an “Anteris Indemnified Party”) from and against all Losses arising out of or resulting from any claim, suit, action, or proceeding by any Third Party (“Indemnified Claim”) relating to:

(a)             the Commercialization of the Product;

(b)            the Development of the Products by or on behalf of V2V or any of its Affiliates;

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(c)            any breach by V2V of any representation, warranty, covenant, or obligation under this Agreement; or

(d)            the gross negligence or willful misconduct, or any failure to comply with applicable Law, of V2V, its Initial Shareholders (other than Columbia), or any of its Affiliates or their respective Representatives in connection with this Agreement;

except in each case to the extent any such Losses are covered by Anteris’s indemnification obligations under Section 9.2.

9.2           Indemnification by Anteris. Anteris shall indemnify, defend, and hold harmless V2V and its Affiliates, and each of V2V’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, a “V2V Indemnified Party”) from and against all Losses arising out of or resulting from any Indemnified Claim relating to:

(a)            the Development of the Products by or on behalf of Anteris or any of its Affiliates;

(b)            any breach by Anteris of any representation, warranty, covenant, or obligation under this Agreement; or

(c)            the gross negligence or willful misconduct, or any failure to comply with applicable Law, of Anteris or any of its Affiliates or their respective Representatives (including any Subcontractor) in connection with this Agreement;

except in each case to the extent any such Losses are covered by V2V’s indemnification obligations under Section 9.1.

9.3           Indemnification Procedure. An Indemnified Party shall promptly notify the Party from whom it is seeking indemnification (“Indemnifying Party”) upon becoming aware of an Indemnified Claim with respect to which the Indemnifying Party is obligated to provide indemnification under this Section 10. The Indemnifying Party shall promptly assume control of the defense and investigation of the Indemnified Claim, with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith, in each case at the Indemnifying Party’s sole cost and expense. The Indemnified Party may participate in the defense of such Indemnified Claim, with counsel of its own choosing and at its own cost and expense. The Indemnifying Party shall not settle any Indemnified Claim on any terms or in any manner that adversely affects the rights of any Indemnified Party without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed).

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9.4           Insurance. During the Term and for a period of [***] years after expiration or termination of this Agreement, each Party shall maintain, at its expense, commercial general liability insurance in commercially reasonable amounts and with appropriate coverage, including product liability, personal injury, bodily injury, and property damage, for its indemnification obligations under this Agreement. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. For clarity, such insurance will not limit either Party’s obligations or liability (including with respect to its indemnification obligations) hereunder.

9.5           Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, OR FOR ANY LOSS OF ACTUAL OR ANTICIPATED PROFITS (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), STATUTE, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS DO NOT APPLY TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 10.

10.          Term and Termination.

10.1         Term. This Agreement is effective as of the Effective Date and, unless earlier terminated in accordance with this Section 10 or as expressly provided elsewhere in this Agreement, will continue in full force and effect until twelve (12) months after FIH Completion.

10.2         Right of Termination.

(a)            Anteris may terminate this Agreement with immediate effect upon notice to V2V upon the earlier of (i) Anteris exercising its break rights under Section 2.5 of the SPA and payment of the applicable break fee; (ii) a material breach by V2V of the SPA that remains uncured and subject to Section 8.1 of the SPA.

(b)            V2V may terminate this Agreement with immediate effect upon notice to Anteris upon the earlier of (i) Anteris no longer owning any shares of V2V’s issued and outstanding capital stock, whether voluntarily transferred by Anteris or involuntarily transferred under Section 4.1(a) of the Shareholder Agreement; (ii) Anteris exercising its break rights set forth in Section 2.5 of the SPA and has not otherwise notified V2V of termination of this Agreement in accordance with Section 10.2(a); (iii) the Initial Shareholders exercising their rights as set forth in Section 2.5(a)of the Shareholder Agreement after following the process outlined in Section 2.5(b) and where failure to pursue FDA approval remains uncured or rebutted by Anteris; and (iv) a material breach by Anteris of the SPA that remains uncured and subject to Section 8.2 of the SPA.

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10.3         Termination for Material Breach. Either Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days (each, respectively, “Cure Period”) after receiving written notice of such breach; provided, however, that the Cure Period may be extended at the non-breaching Party’s discretion an additional thirty (30) days if the breaching Party has begun good faith efforts to remedy such breach within the initial Cure Period and provides to the non-breaching Party a written plan to cure such breach within such Cure Period extension.

10.4         Termination for Insolvency. Either Party may terminate this Agreement in its entirety immediately upon notice to the other Party if such other Party: (a) is dissolved or liquidated or takes any corporate action for such purpose; (b) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (c) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (d) makes or seeks to make a general assignment for the benefit of creditors; or (e) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

10.5         Effects of Termination. Upon any termination (but not expiration) of this Agreement by either Party, the following will apply as of the effective date of such termination:

(a)            Licenses. All rights and licenses granted under this Agreement granted pursuant to Section 2.1, will automatically terminate, except as provided in Section 6.2(a)(i) and 6.2(b).

(b)            Subcontractors. At V2V’s request, Anteris shall, and shall cause its Affiliates to, assign to V2V any contracts to the extent such contracts relate solely to the Development of the Product, to the extent that Anteris has the right to assign such contracts without requiring the consent of any such Subcontractor or violating the terms of any such contract; provided that V2V shall reasonably cooperate with Anteris to obtain the consent of the applicable Subcontractor to any such assignment. Anteris shall take Commercially Reasonable Efforts to assist V2V with a transition of the activities related to such contracts and introduction to relevant Subcontractor personnel.

(c)            Solicitation of Anteris Employees. If this Agreement is terminated, V2V may solicit [***]. Except for [***], V2V agrees that during the Term and for a period of [***] months after the expiration or earlier termination of the Term, without obtaining the prior written consent of Anteris, V2V shall not, directly or indirectly, for itself or on behalf of another Person (a) solicit for employment or otherwise induce, influence, or encourage to terminate employment with Anteris (each, a “Covered Employee”), except (i) pursuant to a general solicitation through the media or by a search firm, in either case, that is not directed specifically to any employees of Anteris, unless such solicitation is undertaken as a means to circumvent the restrictions contained in or conceal a violation of these terms or (ii) if Anteris terminated the employment of such Covered Employee before the V2V, directly or indirectly, solicits or otherwise contacts such Covered Employee or discussed the employment or other engagement of the Covered Employee; or (b) induce, influence, or encourage, any client, customer, supplier, or other similar third party of Anteris that became known to V2V directly or indirectly pursuant to this Agreement to alter, terminate, or breach its contractual or other business relationship with Anteris.

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(d)            Confidential Information. Each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party, except that (i) each Party may keep one copy of such materials for legal archival purposes subject to continuing confidentiality obligations in accordance with this Agreement; and (ii) each Party may keep such materials as necessary to practice any license rights granted under this Agreement that remain in effect after termination or expiration of this Agreement.

(e)            Expenses. V2V is solely responsible for any fees, costs, or expenses, including any attorneys’ fees or patent fees incurred by V2V following the termination of this Agreement, including all patent-related fees and expenses.

10.6         Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligations accruing before the effective date of expiration or termination. Any right, obligation, or required performance of the Parties under this Agreement that, by its express terms or nature and context is intended to survive expiration or termination of this Agreement, will survive any such expiration or termination.

11.           Force Majeure. Neither Party will be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from events beyond the affected Party’s reasonable control, including acts of God, flood, fire, earthquake, pandemics, epidemics, explosion, war, terrorism, invasion, riot, or other civil unrest, embargoes or blockades in effect on or after the Effective Date, national or regional emergency, governmental order, Law, or action, or any other similar event beyond the reasonable control of the affected Party (each, a “Force Majeure Event”). The affected Party shall give notice with two (2) days after the beginning of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The affected Party shall use Commercially Reasonable Efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The affected Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. If the affected Party’s failure or delay remains uncured for a period of thirty (30) days following notice given by it under this Section 11, either Party may terminate this Agreement upon two (2) days’ notice.

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12.           Assignment. Except as otherwise expressly provided in this Agreement, the Shareholder Agreement, or the SPA, Anteris may not assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations under this Agreement, without the prior written consent of V2V (which consent may not be unreasonably withheld, conditioned, or delayed); provided, however, that Anteris may make such an assignment, delegation, or other transfer, in whole or in part, without V2V’s consent (a) to an Affiliate; or (b) in connection with the transfer or sale to a Third Party of all or substantially all of the business or assets of Anteris, whether by Change of Control, restructuring, or other transaction. V2V may assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations under this Agreement including in connection with the transfer or sale to a Third Party of all or substantially all of the business or assets of V2V relating to the Products, whether by Change of Control, restructuring, or other transaction. No delegation or other transfer under this Section 12 will relieve any Party of any of its obligations under this Agreement. Any purported assignment or other transfer in violation of this Section 12 is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

13.           Miscellaneous.

13.1         Further Assurances. Each Party shall, upon the request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement, including upon expiration or termination of this Agreement.

13.2         Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party will have authority to contract for or bind the other Party in any manner whatsoever.

13.3         Performance by Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

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13.4         Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other Party at its address set out below (or to any other address the receiving Party may designate from time to time in accordance with this Section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section.

If to V2V:	v2vmedtech, Inc.
[***]
Email: [***]
Attention: [***]

If to Anteris:	860 Blue Gentian Road, Suite 340
Eagan, MN 55121
Email: [***]
Attention: David St. Denis

13.5        Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

13.6         Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

13.7         Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and all related Schedules and Exhibits, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in any Schedule, Exhibit, or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its Schedules and Exhibits; (b) second, the Schedules and Exhibits to this Agreement; and (c) third, any other documents incorporated herein by reference.

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13.8         Expenses. Except as otherwise expressly provided herein, each Party is responsible for all of its own costs and expenses in performing its obligations under this Agreement and neither Party is obligated to reimburse the other Party for any costs or expenses a Party incurs in performing such obligations.

13.9         No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or because of this Agreement.

13.10       Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof will be effective unless expressly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

13.11       Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive and are in addition to and not in substitution for any other rights or remedies that may now or subsequently be available at Law or in equity or otherwise.

13.12       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.13       Governing Law; Submission to Jurisdiction. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Minnesota without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Minnesota or any other jurisdiction) that would cause the application of any jurisdiction other than the State of Minnesota. Each of the Parties hereto agrees to submit to the exclusive jurisdiction of the state courts of the State of Minnesota and federal courts sitting in the State of Minnesota in any action or proceeding arising out of or relating to this Agreement or any of the matters contemplated hereby.

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13.14       Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email, or other means of electronic transmission (to which a PDF copy is attached), will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

V2VMEDTECH, INC.

By	/s/ Vinayak Bapat
Name:	Dr. Vinyak Bapat
Title:	CEO
Date:	3/19/2023

ANTERIS TECHNOLOGIES CORPORATION

By	/s/ Wayne Paterson
Name:	Wayne Paterson
Title:	CEO
Date:	04/18/2023

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The schedules to this Agreement listed below have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of these schedules will be provided to the Securities and Exchange Commission upon request.

Schedule 1 – Project: V-Clip Development

Schedule 2 – V2V Patent Rights

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